   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996
                                                       REGISTRATION NO. 33-80295
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              AMENDMENT NO. 2 TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        ASSISTED LIVING CONCEPTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       NEVADA                                            93-1148702
(STATE OR OTHER JURISDICTION                          (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEPHEN GORDON
                            CHIEF FINANCIAL OFFICER
                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  COPIES TO:
                               Gary Olson, Esq.
                             Scott C. Lewis, Esq.
                               Latham & Watkins
                      633 West Fifth Street - Suite 4000
                        Los Angeles, California  90071
                                (213) 485-1234

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------

                        ASSISTED LIVING CONCEPTS, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K


ITEM NO. AND CAPTION IN FORM S-1                        PROSPECTUS CAPTION
- ---------------------------------                       ------------------
1.  Forepart of the                             Facing Page; Cross-Reference Sheet; Outside
 Registration Statement and                     Front Cover Page
 Outside Front Cover of
 Prospectus..................

2.  Inside Front and Outside                    Inside Front and Outside Back Cover Pages
 Back Cover Pages of
 Prospectus..................

3.  Summary Information,                        Prospectus Summary, Risk Factors; Selected
 Risk Factors and Ratio of                      Financial Data
 Earnings to Fixed Charges...

4.  Use of Proceeds..........                   Use of Proceeds

5.  Determination of                            *
 Offering Price..............

6.  Dilution.................                   *

7.  Selling Security Holders.                   Selling Debentureholders

8.  Plan of Distribution.....                   Plan of Distribution

9.  Description of                              Description of Debentures; Description of
 Securities to be Registered.                   Capital Stock

10. Interests of Named                          Legal Matters
 Experts and Counsel.........

11. Information with Respect                    Prospectus Summary; Risk Factors; The Company;
 to the Registrant...........                   Price Range of Common Stock; Dividend Policy;
                                                Selected Consolidated Financial Data; Business;
                                                Management; Description of Capital Stock;
                                                Description of Debentures
12. Disclosure of Commission
 Position on Indemnification                    *
 for Securities Act
 Liabilities.................

- ----------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

- --------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
- --------------------------------------------------------------------------------

PROSPECTUS          SUBJECT TO COMPLETION, DATED MAY 31, 1996

                                  $20,000,000
                7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                   (INTEREST PAYABLE JANUARY 31 AND JULY 31)

                               1,333,333 SHARES
                    COMMON STOCK, PAR VALUE $.01 PER SHARE

                        ASSISTED LIVING CONCEPTS, INC.

     This Prospectus relates to $20,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2005 (the "Debentures") of Assisted Living Concepts, Inc., a Nevada corporation (the "Company"), issued in a private placement on August 15, 1995 (the "Debenture Offering") and the 1,333,333 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which are issuable upon conversion of the Debentures (the "Conversion Shares"). The Debentures or the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." The Company will not receive any proceeds from this Offering.

     The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $20,000,000. Information concerning such Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $20,000,000.

     The Debentures are convertible into Common Stock at any time after the effectiveness of the registration statement of which this Prospectus is a part and at or prior to maturity, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustment under certain circumstances. Prior to this Offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "ALF." On May 30, 1996, the last reported sale price of the Common Stock, as reported by AMEX, was $18.75 per share. The Conversion Shares have been approved for listing on AMEX, subject to notice of issuance.

     The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after July 31, 1998 on at least 30 days' notice at a redemption price equal to 100% of the principal amount thereof plus accrued interest. See "Description of the Debentures."

     The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary. At March 31, 1996 the Company had approximately $10,439,000 in Senior Indebtedness and no subsidiary indebtedness.

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DEBENTURES AND THE COMMON STOCK.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company has been advised by the Selling Debentureholders that the Selling Debentureholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Debentureholders from the sale of Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures or Common Stock less any commissions. For information concerning indemnification arrangements between the Company and the Selling Debentureholders, see "Plan of Distribution."

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

              THE DATE OF THIS PROSPECTUS IS JUNE __, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Debentures and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statements is qualified in its entirety by such reference.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under "Risk Factors". Except for the historical information contained herein, the matters discussed in this Prospectus, such as the number of residences to be opened in 1996, 1997 and 1998 are by their nature forward looking and involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in the Prospectus.

                                  THE COMPANY

     Assisted Living Concepts, Inc. (the "Company") develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November, 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of April 30, 1996, the Company had owned or leased a total of 36 assisted living residences containing an aggregate of 1,222 units. For the three months ended March 31, 1996, the Company's nine Stabilized Residences (those residences that had been operating for nine months prior to the beginning of the period or had achieved 95% occupancy within the first nine months of operations), had an average occupancy rate of approximately 99% and an average monthly rent of approximately $1,677 per unit. The Company had revenues of $2.8 million, approximately 78% of which were derived from private pay sources, and a net loss of $187,000 for the three months ended March 31, 1996.

     Currently, all of the Company's residences are located in small communities in Oregon, Washington and Texas. Of the 36 residences that have certificates of occupancy as of April 30, 1996, eight residences (270 units) were owned and 28 residences (952 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, New Jersey, Texas, Washington, Ohio and other states with regulatory and reimbursement climates which it believes are favorable. As of May 13, 1996, the Company had commenced construction or had purchased land to begin the development of 22 residences (approximately 812 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units) upon its completion. In addition, the Company has entered into land purchase option agreements for the development of 38 residences. The Company generally does not acquire sites for development until the Company has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1996, which are primarily for the development of new residences, are estimated to total approximately $72 to $88 million, of which approximately $20 million has been spent through March 31, 1996.

     The Company intends to add approximately 50 to 60 residences per year in each of 1996, 1997 and 1998. The principal elements of the Company's operating and growth strategy are to: (i) develop additional residences thereby increasing its market penetration in both existing and targeted markets, (ii) service higher acuity residents and, (iii) pursue joint venture opportunities in ancillary services and residence development. The Company anticipates that a majority of its resident revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide the Company with a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income if and when their private funds are depleted and they become Medicaid eligible.

                                 THE OFFERING

Securities Offered...........   $20,000,000 principal amount of 7% Convertible
                                Subordinated Debentures due 2005 and 1,333,333
                                shares of Common Stock issuable upon conversion
                                thereof, subject to adjustment under certain
                                circumstances.
Interest Payment Dates.......   7% per annum payable semi-annually on January 31
                                and July 31, commencing January 31, 1996
Conversion Rights............   The Debentures are convertible into shares of
                                Common Stock at any time after the effective
                                date (the "Registration Date") of the
                                registration statement of which this Prospectus
                                is a part, and prior to maturity, unless
                                previously redeemed, at a conversion price of
                                $15.00 per share, subject to adjustment under
                                certain circumstances as described herein and in
                                the Indenture (the "Conversion Price").
                                Accordingly, each $1,000 principal amount of
                                Debentures is convertible into 66 2/3 shares of
                                Common Stock, subject to adjustment, or an
                                aggregate of 1,333,333 shares.  See "Description
                                of Debentures--Conversion Rights."
Optional Redemption..........   The Debentures are subject to redemption, as a
                                whole or in part, at any time or from time to
                                time commencing July 31, 1998 at the option of
                                the Company on at least 30 days' and not more
                                than 60 days' prior notice by mail at a
                                redemption price equal to 100% of the principal
                                amount thereof plus interest accrued to the date
                                of redemption.
Registration Rights..........   Pursuant to a Registration Rights Agreement
                                between the Company and the Initial Purchasers,
                                the Company is obligated to, among other things,
                                cause a shelf registration statement to be
                                effective with respect to the resale of the
                                Debentures and the Conversion Shares from time
                                to time until August 15, 1998 in the
                                over-the-counter market, in privately negotiated
                                transactions or, with respect to the Conversion
                                Shares only, on the AMEX.
Subordination................   The Debentures are subordinated in right of
                                payment to the extent set forth in the Indenture
                                to all Senior Indebtedness (as defined) of the
                                Company.  The Indenture governing the Debentures
                                does not limit or restrict the Company's ability
                                to incur any additional indebtedness.  See
                                "Description of the Debentures--Subordination of
                                Debentures."
Risk Factors.................   See "Risk Factors" for a discussion of certain
                                factors that should be considered in connection
                                with an investment in the Debentures and the
                                Common Stock.
AMEX Common Stock
  Symbol.....................   ALF

                            SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial data should be read in conjunction with the financial statements of the Predecessor and the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                        PREDECESSOR                                         THE COMPANY
                                --------------------------------------------    ---------------------------------------------------
                                                                   11 MONTHS                                  3 MONTHS    3 MONTHS
                                         YEAR ENDED                  ENDED       MONTH ENDED    YEAR ENDED     ENDED        ENDED
                                        DECEMBER 31,               NOVEMBER 30,  DECEMBER 31,   DECEMBER 31,  MARCH 31,   MARCH 31,
                                   1991         1992      1993        1994         1994(1)         1995          1995        1996
                                   ----         ----      ----        ----         -------         ----          ----        ----

                                (Unaudited)                                                                        (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues.....................       $  999      $1,377    $1,884       $1,841      $   212         $ 4,067      $   682     $ 2,750
Operating expenses:
 Residence operating expenses          712         908     1,090        1,127          125           2,779          449       1,936
 Management fees.............           50          69        92           93            -               -            -           -
 Corporate overhead..........            -           -         -            -          152           1,252          231         215
 Building rentals............            -           -         -            -           42             798          146         560
 Depreciation and
  amortization...............           65          93       132          105           13             296           39         217
                                    ------      ------    ------       ------      -------         -------      -------     -------
          Total operating
           expenses..........          827       1,070     1,314        1,325          332           5,125          865       2,928
                                    ------      ------    ------       ------      -------         -------      -------     -------
Operating income (loss)......          172         307       570          516         (120)         (1,058)        (183)       (178)

Interest expense (income),
 net.........................          223         247       309          285          (56)           (483)        (156)          9
                                    ------      ------    ------       ------      -------         -------      -------     -------
Net income (loss)............       $  (51)     $   60    $  261       $  231      $   (64)        $  (575)     $   (27)    $  (187)
                                    ======      ======    ======       ======      =======         =======      =======     =======
Net loss per share...........                                                      $ (0.02)        $ (0.19)     $ (0.01)    $ (0.06)
                                                                                   =======         =======      =======     =======
Weighted average common
 shares outstanding..........                                                        3,000           3,000        3,000       3,005

UNAUDITED PRO FORMA DATA (2):
Net income (loss)............       $  (51)     $   60    $  261       $  231
Pro forma provision for
 income taxes................            -           -        67           85
                                    ------      ------    ------       ------
Pro forma net income (loss)..       $  (51)     $   60    $  194       $  146
                                    ======      ======    ======       ======
Ratio of earnings to fixed
 charges (3).................            -       1.08x     1.74x        1.71x            -               -            -           -

                                           AT DECEMBER 31,        AT NOVEMBER 30,         AT DECEMBER 31,          AT MARCH 31,
                                           --------------         --------------          --------------           -----------
                                     1991        1992      1993         1994        1994(1)         1995         1995        1996
                                    ------      ------    ------       ------      -------         -------      -------     -------
                                  (Unaudited)                                                                       (Unaudited)
BALANCE SHEET DATA:
Working capital (deficit)....       $   88      $  109    $  351       $  299      $13,122         $(5,167)     $ 9,701     $(6,391)
Total assets.................        3,156       3,965     4,110        5,699       17,903          53,546       18,765      57,394
Long-term debt, excluding
  current portion............        3,052       3,703     3,700        5,266        1,101          24,553        1,097      30,350
Partners' and shareholders'
 equity......................           45         105       263          197       16,219          15,644       16,192      15,503

- ----------

(1) The Company commenced operating the five initial residences on December 1, 1994.

(2) The Predecessor was exempt from U.S. federal and state income taxes as a result of its partnership and subchapter S status. The financial data reflects the income tax expenses that would have been recorded had the Predecessor not been exempt from paying such income taxes. The pro forma financial data includes the effect of the Company adopting SFAS 109.

(3) For the fiscal year ended December 31, 1991, the one month period ended December 31, 1994, the year ended December 31, 1995, the three months ended March 31, 1995 and the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $101,000, $64,000, $1,152,000, $27,000 and $634,000 respectively.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Debentures or Common Stock offered hereby.

LIMITED OPERATING HISTORY; ANTICIPATED OPERATING LOSSES

     The Company has a limited operating history. The Company incurred a loss of $64,000 for the first full month of operations ended December 31, 1994, a loss of $575,000 for the fiscal year ended December 31, 1995 and a loss of $187,000 for the three months ended March 31, 1996. The Company anticipates that it will incur losses during 1996 as the costs associated with opening new residences and expanding the corporate infrastructure necessary to manage the Company's future operations and to develop new assisted living residences will only be partially offset by operating profits from existing or newly developed residences. There can be no assurance that losses will not continue after 1996. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of operation, such loss may increase by up to $40,000. The Company currently plans to open 50 to 60 residences in 1996, of which 10 were opened during the first quarter of 1996. The Company estimates that the losses to be incurred during 1996 due to opening residences could range from $1.5 million to $3.0 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

     The Company's prospects for growth are directly affected by its ability to develop and, a lesser extent, acquire additional assisted living residences. While the Company currently plans to open approximately 50 to 60 residences per year in each of 1996, 1997 and 1998, there can be no assurance that such residences will be completed during this time frame; or, that they will be successful once completed. The success of the Company's growth strategy will depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations.
Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residences developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS

     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed by December 31, 1998 is between $320 million and $350 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

     The Company's aggregate annual fixed debt and lease payment obligations currently total approximately $3.0 million. These fixed payment obligations will significantly increase as the Company pursues its development plan.
Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON STATE  MEDICAID WAIVER PROGRAMS

     As of April 30, 1996, approximately one-half of the Company's properties are located in the State of Texas and approximately one-third are located in the State of Oregon; therefore, the Company is dependent on the economies of Texas and Oregon and, to a certain extent, on the continued funding of state Medicaid waiver programs. During the year ended 1995 and the three months ended March 31, 1996, direct payments received from state Medicaid agencies accounted for approximately 21% and 14% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 10% and 8% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue of the Company. The Company intends to continue developing and operating assisted living residences in states other than Texas, Washington and Oregon, including New Jersey and Ohio. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

ABSENCE OF PUBLIC MARKET FOR THE DEBENTURES

     Prior to the registration, there has been no public market for the Debentures, although the Debentures have been eligible for trading in the PORTAL Market since issuance. It is unlikely that an active or liquid trading market will develop or be sustained for the Debentures.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock into which the Debentures are convertible could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

SUBORDINATION OF DEBENTURES; NO RESTRICTION ON THE INCURRENCE OF ADDITIONAL INDEBTEDNESS

     The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, and are structurally subordinated to indebtedness of any subsidiary. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the Debentures only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Debentures. At March 31, 1996 the Company had approximately $10,439,000 in Senior Indebtedness, and there was no indebtedness of any subsidiary. See "Description of Debentures-- Subordination of Debentures."

CONFLICTS OF INTEREST

     Dr. Wilson holds interests in each of the entities from which the Company purchased two of the initial properties known as Aspen Court and Hillside House. Because of Dr. Wilson's conflict of interest, she did not participate in any of the negotiations related to such transactions and the Company obtained independent appraisals for the real estate, whose purchase prices (excluding closing costs) exceeded their appraised values by $509,000. Dr. Wilson received approximately $169,000 from the Company's purchase of Aspen Court and approximately $65,000 (jointly with her husband) from the Company's purchase of Hillside House.

     Dr. Wilson also held, and her husband currently holds, an interest in Assisted Living Facilities, Inc. ("ALF"), the entity which leases four residences to the Company (the "ALF Leases"). The payment terms of the ALF Leases were based on the residences' historical operating results. The aggregate annual lease payments, when expressed as a percentage of the independent appraisal values of such leased properties, reflected an average blended lease rate of approximately 10.8% for such properties, which the Company believes is typical for leases in the health care industry. The "blended lease rate" is the amount of annual rent divided by the appraised value of the property. Dr. Wilson sold her interest in ALF in the first half of 1995. As a 25% shareholder in ALF, Dr. Wilson's husband may receive dividends, which may be generated as a result of payments under the ALF Leases.

     Prior to April 18, 1996, Dr. Wilson owned all of the outstanding stock of Concepts in Community Living, Inc. ("CCL"). On such date, Dr. Wilson transferred her interest in CCL to her husband. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000. The direct costs incurred by CCL in performing these services, exclusive of the salary paid to Dr. Wilson's husband, was approximately $452,000.

     The Chairman and President of LTC Properties, Inc. ("LTC"), Andre C. Dimitriadis and William McBride III, respectively, are members of the Board of Directors and shareholders of the Company. Messrs. Dimitriadis and McBride (Chairman of the Board of Directors of the Company) own 274,600 (1.7%) and 135,000 (0.7%) shares, respectively, in LTC. Since January 1, 1995, the Company sold to LTC, through sale and leaseback transactions, eight residences in Texas with a combined total of 284 units for a total purchase price of $14,900,000. Annual rental payments to LTC with respect to such residences is approximately $1,525,800 ($63,300 in rent was paid in 1995). In addition, the Company has entered into agreements with LTC to sell for approximately $11,180,000 five residences in Washington with a total of 188 units. Two of the five Washington residences had been sold and leased back as of April 30, 1996 for a total purchase price of $4,080,000. Annual rental payments to LTC with respect to such residences is approximately $342,000. Subsequent to April 30, 1996, the Company sold and leased back an additional Washington residence to LTC for a total purchase price of $2,275,000. Annual rental payments to LTC with respect to this residence are approximately $191,000. The other two Washington residences are presently in various stages of development and/or construction and once construction has been completed, which is expected to happen prior to June 30, 1996, the residences will be sold to LTC and leased back. The sales prices for the residences which the Company has sold to date to LTC approximate cost. See "Certain Transactions" and "Principal Stockholders and Management Ownership".

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     The Company depends, and will continue to depend, upon the services of Dr.Wilson, its Chief Executive Officer and President and Stephen Gordon, its Chief Administrative Officer and Chief Financial Officer. The Company has entered into an employment agreement with Dr. Wilson and has obtained a $500,000 key employee insurance policy covering her life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. 27%, 29%, 21% and 14% of the Company's total revenues were received under Medicaid programs for the years ended December 31, 1993, 1994, 1995, and the three months ended March 31, 1996, respectively. Furthermore, there can be no assurance that the Company's proportionate percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. The Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, violations of which may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Company at all times attempts to comply with all applicable fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Company's operations or financial condition.

     The success of the Company will be dependent in part upon its ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded residents and revisions in licensing and certification standards. Currently, no federal rules explicitly define or regulate assisted living. In addition, federal and state laws currently exist restricting health care providers from referring patients to affiliated entities. The Company believes that its operations do not presently violate these referral laws. However, there can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed.

STAFFING AND LABOR COSTS

     The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of suitable employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

     The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

     The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

LIABILITY AND INSURANCE

     The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                USE OF PROCEEDS


     The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Debentureholders. Accordingly, the Company will receive none of the proceeds from sales thereof.



                          PRICE RANGE OF COMMON STOCK


     The Common Stock is traded on the AMEX under the symbol ALF. The following table sets forth the high and low closing sales prices of the Common Stock, as reported by the AMEX, for the periods indicated:

                                                PRICE RANGE OF
                                                 COMMON STOCK
                                              -------------------
                                               HIGH         LOW
                                              ------       ------
FISCAL YEAR ENDED DECEMBER 31, 1994:
  4th Quarter (1)......................       $ 9.38       $ 8.00

FISCAL YEAR ENDED DECEMBER 31, 1995:
  1st Quarter..........................         9.25         7.50
  2nd Quarter..........................        11.88         8.00
  3rd Quarter..........................        16.50        10.00
  4th Quarter..........................        15.88        12.38

FISCAL YEAR ENDED DECEMBER 31, 1996:
  1st Quarter..........................        19.75        13.25
  2nd Quarter (2)......................        21.00        17.75

- ----------

(1) Commencing November 22, 1994, the first day of trading of the Common Stock

(2) Through May 30, 1996

     On May 30, 1996, the closing sale price of the Common Stock, as reported by AMEX, was $18.75 per share. As of such date, the Company had approximately 23 holders of record of its Common Stock.

                                DIVIDEND POLICY


     The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.


                                CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 31, 1996. This table should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.


                                          MARCH 31, 1996
                                          --------------
                                          (IN THOUSANDS)
Mortgages payable, excluding current
portion.................................      $10,350
7% Convertible Subordinated Debentures
due 2005................................       20,000
 Total long-term debt, excluding              -------
 current portion........................       30,350
Shareholders' equity:
 Preferred Stock, $.01 par value;
  1,000,000 shares authorized;
  none issued and outstanding...........           --
 Common Stock, $.01 par value;
  40,000,000 shares authorized;
  3,004,734 shares issued and
  outstanding (1).......................           30
 Additional paid-in-capital.............       16,538
 Fair market value in excess of
  historical cost of acquired net
  assets attributable to related party
  transactions..........................         (239)
  Accumulated deficit...................         (826)
                                              -------
        Total shareholders' equity......       15,503
                                              -------
        Total capitalization............      $45,853
                                              =======

- ----------

(1) Does not include 300,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan, under which options to purchase 300,000 shares have been granted. The Board of Directors has approved, subject to shareholder approval, an amendment to the stock option plan increasing the number of shares covered thereby from 300,000 to 600,000. See "Management--Stock Option Plan." Also does not include the 1,333,333 shares of Common Stock issuable upon conversion of the Debentures.

                            SELECTED FINANCIAL DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected consolidated historical condensed financial data for the Company and the Predecessor as of the dates and for the periods indicated. The selected financial data for the year ended December 31, 1991 were derived from the unaudited consolidated historical financial statements of the Predecessor. The Predecessor consists of Assisted Living Facilities, Inc., an S-corporation; Madras Elder Care, a partnership; and Lincoln City Partners, a partnership, which, prior to December 1, 1994, collectively owned the five residences operated by the Company in December 1994. The selected financial data for the one month period ended December 31, 1994, the year ended December 31, 1995, and the three-month periods ended March 31, 1995 and 1996, are derived from the financial statements of the Company. The financial statements of the Company for the month ended December 31, 1994 and the financial statements of the Predecessor for the years ended December 31, 1992 and 1993 and the eleven months ended November 30, 1994 have been audited by Price Waterhouse, LLP, independent auditors. The financial statements of the Company for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors. The selected financial data for the three-month periods ended March 31, 1995 and 1996 were derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical financial data below should be read in conjunction with the financial statements of the Predecessor and the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                   PREDECESSOR                                    THE COMPANY
                                 ----------------------------------------     ----------------------------------------------------
                                                            11 MONTHS                                       3 MONTHS     3 MONTHS
                                         YEAR ENDED            ENDED        MONTH ENDED     YEAR ENDED        ENDED        ENDED
                                        DECEMBER 31,        NOVEMBER 30,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 31,
                                  1991     1992     1993       1994(1)        1994(2)          1995            1995         1996
                              ----------- ------   ------   -------------   ------------    ------------    ---------    ---------
                              (Unaudited)                                                                              (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues.....................    $  999   $1,377   $1,884      $1,841         $   212         $ 4,067        $   682      $ 2,750
Operating expenses:
 Residence operating expenses       712      908    1,090       1,127             125           2,779            449        1,936
 Management fees.............        50       69       92          93               -               -              -            -
 Corporate overhead..........         -        -        -           -             152           1,252            231          215
 Building rentals............         -        -        -           -              42             798            146          560
 Depreciation and
  amortization...............        65       93      132         105              13             296             39          217
          Total operating        ------   ------   ------      ------         -------         -------        -------      -------
           expenses..........       827    1,070    1,314       1,325             332           5,125            865        2,928
                                 ------   ------   ------      ------         -------         -------        -------      -------
Operating income (loss)......       172      307      570         516           (120)         (1,058)          (183)        (178)
Interest expense (income),
 net.........................       223      247      309         285            (56)           (483)          (156)           9
                                 ------   ------   ------      ------         -------         -------        -------      -------
Net income (loss)............    $  (51)  $   60   $  261      $  231         $  (64)         $ (575)       $   (27)     $  (187)
                                 ======   ======   ======      ======         =======         =======        =======      =======
Net loss per share...........                                                 $(0.02)         $(0.19)        $(0.01)      $(0.06)
                                                                              =======         =======        =======      =======
Weighted average common
 shares outstanding..........                                                   3,000           3,000          3,000        3,005

UNAUDITED PRO FORMA DATA (3):
Net income (loss)............    $  (51)  $   60   $  261      $  231
Pro forma provision for
 income taxes................         -        -       67          85
                                 ------   ------   ------      ------
Pro forma net income (loss)..    $  (51)  $   60   $  194      $  146
                                 ======   ======   ======      ======
Ratio of earnings to fixed
 charges (4).................         -    1.08x    1.74x       1.71x               -               -              -            -
                                        AT DECEMBER 31,           AT NOVEMBER 30,      AT DECEMBER 31,            AT MARCH 31,
                                 -----------------------------    ---------------    --------------------     -------------------
                                   1991       1992       1993         1994(1)        1994(2)       1995        1995        1996
                               -----------   ------     ------        -------        -------      -------     -------   -----------
                               (Unaudited)                                                                              (Unaudited)
BALANCE SHEET DATA:
Working capital (deficit)....     $   88     $  109     $  351         $  299        $13,122      $(5,167)    $ 9,701     $(6,391)
Total assets.................      3,156      3,965      4,110          5,699         17,903       53,546      18,765      57,394
Long-term debt, excluding
  current portion............      3,052      3,703      3,700          5,266          1,101       24,553       1,097      30,350
Partners' and shareholders'
 equity......................         45        105        263            197         16,219       15,644      16,192      15,503

- ----------

(1) Includes only one month of operations for Hillside House which opened in October 1994.

(2) The Company commenced operating the five initial residences on December 1, 1994.

(3) The Predecessor was exempt from U.S. federal and state income taxes as a result of its partnership and subchapter S status. The financial data reflects the income tax expenses that would have been recorded had the Predecessor not been exempt from paying such income taxes. The pro forma financial data includes the effect of the Company adopting SFAS 109.

(4) For the fiscal year ended December 31, 1991, the one month period ended December 31, 1994, the year ended December 31, 1995, the three months ended March 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $101,000, $64,000, $1,152,000, $27,000 and $634,000 respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Revenues consists of rentals of units in assisted living residences and fees associated with the provision of services to residents pursuant to contracts with the residents. Operating expenses include (i) residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses, (ii) with respect to the Predecessor, costs incurred under management agreements whereby a management fee equal to 5% of revenue was charged by CCL for residence management and administrative support, (iii) general and administrative expenses consisting of corporate and support functions such as legal, accounting and other administrative expenses,
(iv) building rentals, and (v) depreciation and amortization.

PREDECESSOR

     The historical financial statements for the years ended December 31, 1991, 1992 and 1993 and the eleven months ended November 30, 1994 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated certain residences now operated by the Company.


THE COMPANY

     At the closing of the Company's initial public offering in November, 1994, the Company began operating five assisted living residences located in Oregon. As of April 30, 1996, the Company owned or leased a total of 36 assisted living residences containing an aggregate of 1,222 units. Of these residences, eight residences (270 units) were owned and 28 residences (952 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, New Jersey, Texas, Washington, Ohio and other states with regulatory and reimbursement climates which it believes are favorable. As of May 13, 1996, the Company had commenced construction or had purchased land to begin the development of 22 residences (approximately 812 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units) upon its completion. In addition, the Company has entered into land purchase option agreements for the development of 38 residences. The Company generally does not acquire sites for development until the Company has completed its feasibility analysis and appropriate zoning has been obtained.

     Results of operations for the three months ended March 31, 1995 and March 31, 1996, include the financial results of six and 26 residences, respectively as well as the Company's historical corporate overhead. The historical results are not necessarily indicative of the Company's future financial performance as the Company intends to significantly expand its operating base of residences in 1996, 1997 and 1998. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of operation, such loss may increase by up to $40,000. Based on the Company's development schedule, the number of residences planned to open in 1996 ranges from 50 to 60, of which 10 were opened in the first quarter. The Company estimates that the losses to be incurred during 1996 due to the opening of new residences will range from $1.5 million to $3.0 million.

     The estimated cost to complete construction and fund start up losses for the new facilities that are currently planned to be developed by December 31, 1998 is between $320 million and $350 million. The Company anticipates that it will use a combination of construction lines of credit, sale and leaseback transactions, equity and debt financing and cash generated from operations to fund this development activity. Since 1994, the total capitalized cost to develop, construct and open a new residence, including land acquisition and construction costs has ranged from approximately $1.5 million to $2.6 million. These costs may vary considerably based on a variety of site-specific factors. See "Liquidity and Capital Resources" and "Risk Factors - Need for Additional Financing."

     The Company derives its revenue from resident fees for the delivery of assisted living services. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other responsible parties. During the twelve months ended December 31, 1995 and for the three months ended March 31, 1996, approximately 69% and 79%, respectively of the Company's revenue was derived from private pay sources. During these same periods 21% and 14% were derived from state Medicaid agencies and the tenant-paid portion of Medicaid residents accounted for an additional approximate 10% and 8% of the Company's revenue. Resident fees include revenue derived from a multi-tiered rate structure which varies based on the level of care required. Resident fees are recognized as revenues when services are provided.

RESULTS OF OPERATIONS

     The following table sets forth, for periods presented, the number of total residences and units operated, average occupancy rates and the sources of revenue for the Company and the Predecessor. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid State Portion" while the portion of the Company's revenues that a Medicaid-eligible resident must pay out of their own resources is labeled "Medicaid Resident Portion".

                                       Predecessor                                       The Company
                           -----------------------------------  -----------------------------------------------------------------
                           Year ended     Eleven months ended   Month ended     Year ended   Three months ended  Three months ended
                           December 31,       November 30,      December 31,    December 31,       March 31,         March 31,
                              1993               1994               1994            1995              1995              1996
                           ------------   -------------------   ------------    ------------ ------------------  -----------------
Residences operated              4                  5                  5              19                 6                26
  (End of Period)
Units operated                 104                137                137             595               174               817
  (End of Period)
Average occupancy rate        94.8%              96.4%              97.0%           82.3%             93.8%             78.0%
Source of revenue:
  Medicaid State Portion      27.0%              29.0%              27.0%           21.4%             26.7%             14.0%
  Medicaid Resident
    Portion                   12.0%              13.0%              11.9%            9.6%             11.8%              7.5%
  Private                     61.0%              58.0%              61.1%           69.0%             61.5%             78.5%
                             -----              -----              -----           -----             -----             -----
Total                        100.0%             100.0%             100.0%          100.0%            100.0%            100.0%
                             =====              =====              =====           =====             =====             =====

     The following table sets forth, for the periods presented for Stabilized Residences, the total number of residences and units operated, average occupancy rates and the sources of revenue for the Company and the Predecessor.
Stabilized Residences are defined as those residences which were operating for nine months prior to the beginning of the period or have achieved a 95% occupancy rate within the first nine months of operations.

                                       Predecessor                                       The Company
                           -----------------------------------  -----------------------------------------------------------------
                           Year ended     Eleven months ended   Month ended     Year ended   Three months ended  Three months ended
                           December 31,       November 30,      December 31,    December 31,       March 31,         March 31,
                              1993               1994               1994            1995              1995              1996
                           ------------   -------------------   ------------    ------------ ------------------  -----------------
Residences operated
 (End of Period                  4                  4                  4               5                 4                 9
Units operated (End of
 Period)                       104                104                104             137               104               264
Average occupancy rate        94.8%              99.2%               100%           99.1%             99.4%             98.5%
Source of revenue:
  Medicaid State Portion      27.0%              28.9%              28.4%           23.9%             26.4%             17.3%
  Medicaid Resident
    Portion                   12.0%              13.2%              12.1%           11.3%             11.9%             10.0%
  Private                     61.0%              57.9%              59.5%           64.8%             61.7%             72.7%
                             -----              -----              -----           -----             -----             -----
Total                        100.0%             100.0%             100.0%          100.0%            100.0%            100.0%
                             =====              =====              =====           =====             =====             =====

     The following table sets forth, for the periods presented, the results of operations for Stabilized Residences (in thousands).

                                       Predecessor                                       The Company
                           -----------------------------------  --------------------------------------------------------------------
                           Year ended     Eleven months ended   Month ended     Year ended   Three months ended  Three months ended
                           December 31,       November 30,      December 31,    December 31,       March 31,         March 31,
                              1993               1994               1994            1995              1995              1996
                           ------------   -------------------   ------------    ------------ ------------------  -------------------
Revenues                     $1,884             $1,819               $165          $2,699             $502              $1,308
Residence operating
  expenses                    1,090              1,073                 96           1,667              309                 732
                             ------             ------               ----          ------             ----              ------
  Residence operating
    income                      794                746                 69           1,032              193                 576

Management fees                  92                 90                 --              --               --                  --
Building rentals                 --                 --                 42             500              125                 274
Depreciation and
  amortization                  132                129                  4             116               12                  46
                             ------             ------               ----          ------             ----              ------
    Total other operating
     expenses                   224                219                 46             616              137                 320
    Operating income         ------             ------               ----          ------             ----              ------
                                570                527                 23             416               56                 256
Interest (income) expense,
 net                            309                285                  7             144               23                  76
                             ------             ------               ----          ------             ----              ------
Pre-tax income               $  261             $  242               $ 16          $  272             $ 33              $  180
                             ======             ======               ====          ======             ====              ======

     The following table sets forth, for the periods presented, the results of operations for the five residences which were operating for both periods in their entirety (in thousands).

                                     Three Months ended March 31,
                                     ----------------------------
                                        1995                1996
                                        -----               -----
Revenues                                $ 658               $ 712
Residence operating expenses              401                 408
                                        -----               -----
  Residence operating income              257                 304

Building rentals                          125                 125
Depreciation and amortization              29                  28
                                        -----               -----
    Total other operating expenses        154                 153
                                        -----               -----
    Operating income                      103                 151

Interest (income) expense, net             23                  48

                                        -----               -----
Pre-tax income                          $  80               $ 103
                                        =====               =====

THE COMPANY

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

Revenues. For the three months ended March 31, 1996, revenues were $2,750,000 compared to $682,000 in the three months ended March 31, 1995, an increase of $2,068,000 or 303%. The Company had opened or had received certificates of occupancy on 35 residences as of March 31, 1996, of which 26 had operating results for the quarterly period compared to six operating residences in the corresponding 1995 period. The Company had five residences which had operated for the entire quarter for both March 31, 1995 and March 31, 1996. For those residences, revenue increased by $54,000 or 8.2% from $658,000 in the first quarter of 1995 to $712,000 in the first quarter of 1996. This increase was primarily attributable to increases in rental rates and changes in service rates due to changes in the level of resident care. The average occupancy rate for these residences for these periods was approximately 99%. The remaining $2,014,000 of increased revenue was derived from the 21 residences which began operating subsequent to January 1, 1995.

Residence Operating Expenses. Residence operating expenses were $1,936,000 in the three months ended March 31, 1996 compared to $449,000 in the corresponding 1995 period, an increase of $1,487,000, or 331%. For the five residences that operated for the entire first quarter of 1995 and 1996, residence operating expenses were $408,000, an increase of $7,000, or 1.8% from the $401,000 of residence operating expenses in the first quarter of 1995. Expenses were relatively flat for these five residences because the residences operated at 99% occupancy for each of the periods. The remaining $1,480,000 of the increase was due to the 21 new residences which began operating subsequent to January 1, 1995.

Corporate Overhead. Corporate overhead expenses were $215,000 in the three months ended March 31, 1996 compared to $231,000 in the corresponding 1995 period, a decrease of $16,000, or 6.9%. Corporate overhead does not include costs incurred at the corporate level that are directly related to new residences that are being developed, as these costs are capitalized to the specific projects under development.

Building Rentals. Building rentals increased to $560,000 in the three months ended March 31, 1996 from $146,000 during the corresponding 1995 period. The increase was the result of additional sale and leaseback transactions completed by the Company from March of 1995 through March of 1996. The Company had 18 operating leases at March 31, 1996 compared to four at March 31, 1995. Building rentals for the five residences which operated for the entire first quarter of 1995 and 1996 were unchanged.

Depreciation and Amortization. Depreciation and amortization expense was $217,000 in the three month period ended March 31, 1996 compared to $39,000 in the corresponding 1995 period, an increase of $178,000 or 456%. This increase in depreciation and amortization expense was related to the 21 new residences that opened subsequent to January 1, 1995. Depreciation and amortization expense for the five residences which operated for the entire first quarter of 1995 and 1996 was flat.

Interest (Income)Expense-Net. Interest expense (income) - net was $9,000 in the three months ended March 31, 1996 compared to ($156,000) in the corresponding 1995 period, a change of $165,000. Interest income decreased $160,000 due to the Company's utilization of cash arising from the initial public offering for development activities. Interest expense increased $5,000 due to the additional loans with the State of Oregon and the interest on the $20 million convertible subordinated debentures. The increase was due to $373,000 of interest and amortization related to the convertible subordinated debentures which were issued in August, 1995 and an additional $79,000 of interest on State of Oregon loans which were made in March 1995 and the first quarter of 1996. This was offset by capitalized interest of $447,000.

Net Loss. The net loss during the first quarter of 1996 was $187,000 compared to $27,000 during the corresponding period in 1995. These losses have resulted primarily from initial operating losses of residences which commenced operations and have not yet achieved stabilized occupancy and an increase in corporate overhead, including additional staffing, necessary to accommodate the Company's expansion plan to develop additional residences.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO ONE MONTH ENDED DECEMBER 31, 1994 (COMPANY) AND THE ELEVEN MONTHS ENDED NOVEMBER 30, 1994 (PREDECESSOR)

The Company incurred a net loss of $575,000 or $0.19 per share, on revenue of $4,067,000 for the year ended December 31, 1995. The loss resulted primarily from an increase in corporate overhead, including additional staffing necessary to accommodate the Company's expansion plan to develop additional residences in 1996 and initial operating losses of residences which commenced operations during the year. For the one month ended December 31, 1994, the Company incurred a net loss $64,000, or $(.02) per share, on revenues of $212,000.

Revenues.   Revenues were $4,067,000 for the year ended December 31, 1995 compared to $212,000 for the one month ended December 31, 1994 and $1,841,000 for the eleven months ended November 30, 1994 for a combined total of $2,053,000, in 1994 which represents an increase of 98%. The increase is the direct result of the additional fourteen residences which commenced operations during 1995. The monthly average revenue per unit for the five

Stabilized Residences at December 31, 1995 was $1,631, compared to $1,592 for the month ended December 31, 1994. The increase was due to a combination of increased service care levels and approved rate increases. The average monthly rate for all residences for the year ended December 31, 1995 was $1,588, which reflects the effects of the additional 14 residences opened by the Company during 1995. The payments from the state portion of Medicaid programs comprised approximately 21% of the Company's revenue for the year ended December 31, 1995 compared to 27% for the month ended December 31, 1994 and 29% for the eleven months ended November 30, 1994.

Residence Operating Expense. Residence operating expenses were $2,779,000 for the year ended December 31, 1995 compared to $125,000 for the one month ended December 31, 1994 and $1,127,000 for the eleven months ended November 30, 1994 for a combined total of $1,252,000 in 1994 which represents an increase of 122%. The increase is due to the increase in revenues as discussed above along with the start-up costs relating to the fourteen additional residences which commenced operations during 1995. At December 31, 1995 the Company had certificates of occupancy on 25 residences, of which 19 were licensed and had operating results compared to the five licensed residences at December 31, 1994.

Corporate Overhead. Corporate overhead expenses for the year ended December 31, 1995 was $1,252,000 compared to the one month ended December 31, 1994 of $152,000. This increase was a result of the increased number of facilities operated by the Company and the establishment of the corporate office.

Building Rentals. Building rentals were $798,000 for the year ended December 31, 1995 compared to $42,000 for the month ended December 31, 1994. The increase was due to the increased number of sale and leaseback transactions completed by the Company during 1995. The expense for 1995 represents rental on nine residences while the expense for 1994 represents rental on three residences.

Depreciation and Amortization. Deprecation and amortization for the year ended December 31, 1995 was $296,000, compared to the depreciation for the one month ended December 31, 1994 of $13,000 and eleven months ended November 30, 1994 of $105,000 for a combined total of $118,000 in 1994 which represents an increase of 151%. This increase is the result of an additional 16 facilities that were developed by the Company in 1995 and were still owned as of December 31, 1995. In addition, two residences which were leased in October of 1995 experienced two months and one month of depreciation, respectively, during 1995.

Interest (Income)Expense Net. Interest expense for the year ended December 31, 1995 was $96,000 which represents interest on the loans on two initial buildings purchased from the Predecessor. Interest income of $579,000 was earned on the investment of cash from the proceeds of the initial public offering in 1994 and the Company's private placement of convertible debentures in August of 1995.

Net Income (Loss). The Company incurred a net loss of $575,000 or $0.19 per share for the year ended December 31, 1995. The loss resulted primarily from an increase in corporate overhead, including additional staffing necessary to accommodate the Company's expansion plan to develop additional residences in 1996 and operating losses of residences which commenced operations during the year.

PREDECESSOR

ELEVEN MONTHS ENDED NOVEMBER 30, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Operating results for the period January 1, 1994 to November 30, 1994 reflect eleven months of operations while the 1993 period represents a full year of operations.

Revenues. For the eleven months ended November 30, 1994, the Predecessor had revenues of $1,841,000 from the operations of five residences in Oregon, including Hillside House which commenced operations on October 15, 1994.
Average occupancy in 1994 was 96%, compared to 95% in 1993. Hillside House reported revenues of $69,000 for the period ended November 30, 1994. Revenues from other residences increased approximately 3% in 1994 compared to 1993 due to occupancy rate and reimbursement rate increases, which were partially offset by a decrease in service levels in the 1994 period. The service needs of tenants may change depending on the level of services required and the current case mix.

Residence Operating Expenses. Residence operating expenses (which exclude building rentals, depreciation and amortization, interest on long-term debt and corporate costs) were $1,127,000, or 61% of revenue in the eleven months ended November 30, 1994, compared to 58% in 1993. This increase in expenses resulted in operating margins of 39% and 42% for the 1994 period and 1993, respectively. The 1994 decrease in operating margin is primarily due to the impact of the October 1994 opening of Hillside House, which expectedly experienced lower initial operating revenues with relatively fixed operating costs.

Management Fees. Management fees constituted 5% of revenues in the eleven months ended November 30, 1994 and the year ended December 31, 1993 because the fees were contractually fixed as a percentage of revenue pursuant to management agreements.

Depreciation and Amortization. Depreciation and amortization expense was $105,000 or 5.7% of revenues, in the eleven months ended November 30, 1994, compared to $132,000 or 7.0% of revenues, in 1993. The Predecessor incurred $32,000 of amortization expense in 1993 relating to capitalized loan fees and start-up costs in connection with financing and start-up of buildings. The Predecessor had no amortization expense in 1994, accounting for the relative decrease in depreciation and amortization expense.

Interest (Income)Expense-Net. Interest expense-net was $285,000 in the eleven months ended November 30, 1994 compared to $309,000 in 1993, a decrease of $24,000. Interest income was relatively constant at $12,000 in the 1994 period compared to $11,000 in 1993. The additional month in 1993 compared to the 1994 period accounts for the decrease in net expense.

Net Income (Loss); Pro Forma Provision for Income Taxes; Pro Forma Net Income
(Loss). Income before income taxes was $231,000 in 1994 compared to $261,000 in 1993. On a pro forma basis, the effective combined federal and state tax rate would have been 36.8% in 1994 compared to 25.6% in 1993. Pro forma net income would have been $146,000 in 1994 compared to $194,000 in 1993. The decrease in pro forma net income is due to 1994 reflecting eleven months of operations compared to a full year in 1993. In addition, the Predecessor utilized net operating loss carryforwards from previous years, thereby reducing federal taxes by $27,000 in 1993.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

Revenues. Revenues increased to $1,884,000 in 1993 from $1,377,000 in 1992, an increase of $507,000 or 32.8%. The increase was primarily due to the inclusion of a full year of operations in 1993 for Huffman House, which commenced operations in October 1992. Huffman House operations increased revenue by $401,000 in 1993. The remaining increase of $106,000 was due to rental and service increases at Aspen Court, Juniper House and Rackleff House.

Residence Operating Expenses. Residence operating expenses increased to $1,090,000 in 1993 from $908,000 in 1992, an increase of $182,000 or 20%. The first full year of operations at Huffman House accounted for $160,000 of this increase. As a percentage of revenues, residence operating expenses were 57.9% in 1993 compared to 65.9% in 1992. The relative decrease is primarily due to Huffman House which commenced operations in 1992. Residence operating expenses were disproportionately high compared to lower start-up revenues in 1993. In 1993, Huffman House reached stabilized occupancy.

Management Fees. Management fees constituted 5% of revenues in each of the years ended December 31, 1993 and 1992 because the fees were contractually fixed as a percentage of revenue pursuant to management agreements.

Depreciation and Amortization. Depreciation and amortization increased to $132,000 in 1993 from $93,000 in 1992, an increase of $39,000, or 41.9%. A full year of depreciation with respect to Huffman House in 1993 accounted for substantially all of the increase.

Interest (Income)Expense-Net. Interest expense-net increased to $309,000 in 1993 from $247,000 in 1992, an increase of $62,000 or 25.1%. Interest associated with long-term debt on Huffman House increased interest expense by $69,000 partially offset by lower interest costs due to a reduction in long-term debt at the other operating properties.

Net Income (Loss); Pro Forma Provision for Income Taxes:  Pro Forma Net Income
(Loss). As a result of the above, income before income taxes increased to $261,000 in 1993 from $60,000 in 1992, an increase of $201,000 or 335.0%. On a pro forma basis, the effective combined federal and state tax rate would have been 25.6% in 1993. Due to net operating loss, the Company would have had no tax provision in 1992. Pro forma net income would have increased to $194,000 in 1993 from $60,000 in 1992, an increase of $134,000 or 223.3%. The increase in pro forma net income is due to improved occupancy rates at the operating properties and the additional profitability of Huffman House which completed its first full year of operations in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1996, the Company had approximately $4.2 million of cash and cash equivalents compared to approximately $7.3 million at December 31, 1995, a decrease of approximately $3.1 million. Net cash used in investing activities totaled $20.5 million, relating to the development of assisted living residences in Oregon, Washington and Texas.

     Net cash provided by financing activities totaled $20.3 million during the three month period ended March 31, 1996. This amount includes $14.4 million from six sale and leaseback transactions for residences in Texas and two residences in Washington as well as $5.9 million from the proceeds on three separate residence loans in Oregon.

     The Company intends to utilize additional financing to develop additional residences in 1996. The Company intends to seek additional long-term financing through the Oregon Housing and Community Services Department (the "OHCS") and, to the extent available, additional low-cost bond financing, and sale and leaseback transactions in Washington, Texas and New Jersey. As of May 13, 1996, the Company had started construction or had purchased land for development on 22 parcels of land in Oregon, Washington and Texas for a total of 812 units. The Company expects 13 of these residences to open in the second quarter, eight to open in the third quarter, and one to open in the fourth quarter. In addition, the Company has entered into agreements to lease one residence in Oregon (30 units) and one residence in Texas (36 units), which are currently under development. The Company has also entered into a management agreement to operate one residence in Oregon (45 units) upon its completion. The Company anticipates that two of these residences will open in the second quarter and one will open in the third quarter. In addition, the Company has also entered into agreements pursuant to which, it may purchase, subject to completion of due diligence and various other conditions, 38 undeveloped sites. The Company has made initial deposits relating to these sites and has completed or is in the process of completing its demographic analysis and initial architectural plans for purposes of building assisted living residences and anticipates that six of these residences will open in the third quarter and 16 will open in the fourth quarter.

     Capital expenditures for 1996, which are primarily for the development of new residences, are estimated to total approximately $72 million to $88 million, of which approximately $20 million has been spent through March 31, 1996. The Company has agreed in principle, subject to written confirmation, to sell an additional eight residences to two REITs (one of which is LTC). The Company expects these sales to generate approximately $19 million in proceeds. Moreover, the Company anticipates being able to continue to utilize the State of Oregon tax-exempt bond program for its Oregon residences under development. The Company currently has an outstanding commitment from the Oregon tax-exempt bond program to provide approximately $1 million of financing for one residence and it has three applications under review which, if approved, will generate approximately $6.6 million in proceeds.

     The estimated cost to construct and fund start-up costs for the new facilities which the Company anticipates developing by December 31, 1998 is between $320 million and $350 million which substantially exceeds the funds currently available to the Company. Substantial additional financing will be required to complete the Company's growth plans. There can be no assurance that such financing will be available on acceptable terms. See "Risk Factors --Need for Additional Financing".

     As of March 31, 1996, the Company had invested excess cash balances in short-term certificates of deposit and U.S. Treasury securities. The Company intends to satisfy future capital requirements for its development activities by various means, including financing obtained from sale/leaseback transactions, construction financing, long-term state bond financing, debt or equity offerings and, to the extent available, cash generated from operations.

INFLATION

     Management believes that the Company's operations have not been materially adversely affected by inflation. The Company expects salary and wage increases for its skilled staff will continue to be higher than average salary and wage increases, as is common in the health care industry. The Company expects that it will be able to offset the effects of inflation on salaries and other operating expenses by increases in rental and service rates, subject to applicable restrictions with respect to services that are provided to residents eligible for Medicaid reimbursement.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Company has reviewed the requirements of the Financial Accounting Standard Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), and does not anticipate the expected undiscounted future cash flows generated by operating its long-lived assets to be less than the assets carrying amounts, therefore the Company does not anticipate any impact upon implementation of SFAS No. 121 in 1996.

     The Company has determined not to implement FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and will continue to comply with APB Opinion 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. The Company will record any stock-based compensation to non-employees in accordance with SFAS No. 123. The Company will adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The Company will comply with the disclosure requirements beginning January 1, 1996.

                                   BUSINESS

OVERVIEW

     The Company develops, owns, leases and operates assisted living residences, an increaingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November, 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of April 30, 1996, the Company had certificates of occupancy for 36 assisted living residences containing an aggregate of 1,222 units. For the three months ended March 31, 1996, the Company's nine stabilized residences which are defined as those residences that had been operating for nine months prior to the beginning of the period or had achieved 95% occupancy within the first nine months of operations, had average occupancies of approximately 99%. The average monthly rental for the nine Stabilized Residences for the three months ended March 31, 1996 was approximately $1,677 per unit. The Company had revenues of $2.8 million and a net loss of $187,000 for the three months ended March 31, 1996. The Company anticipates that a majority of its revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

     Currently, all of the Company's operating residences are located in small communities in Oregon, Washington and Texas. The Company had 36 residences opened as of April 30, 1996. Of the 36 residences opened by the Company, eight of the residences were owned and 28 of the residences were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, New Jersey, Texas, Washington, Ohio and other states with regulatory and reimbursement climates that the Company believes are favorable. As of May 13, 1996, the Company had commenced construction or had purchased land to begin the development of 22 residences (approximately 812 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units). In addition, the Company had entered into land purchase option agreements for the development of 38 residences. The Company generally does not acquire sites for development until the Company has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1996, which are primarily for the development of new residences, are estimated to total approximately $72 to $88 million, of which approximately $20 million has been spent through March 31, 1996.

INDUSTRY

     The long-term care industry encompasses a continuum of accommodations and health care services that are provided primarily to the elderly. For those among the elderly requiring limited services, home-based care in the elderly person's home or in a retirement center offers a viable option for assistance on an "as required" basis. Services provided by congregate and retirement centers are often limited to meals, housekeeping and laundry. As an elderly person's needs for assistance increase, care in an assisted living residence, where assistance with personal care (such as dressing and bathing), support services (such as housekeeping and laundry), and routine nursing services (such as assistance with taking medication and health monitoring), are available, is often preferable to home-based care. For those elderly people in need of specialized support, rehabilitative, nutritional, respiratory, and other skilled treatments, care in a nursing facility may be required. Generally, assisted living residents have higher acuity levels than residents of congregate and retirement living centers but lower acuity levels than patients in skilled nursing facilities.

     Assisted living is designed to enhance both the physical and psychological well-being of the frail elderly by promoting their independence in a home-like setting. The services and supervision provided are intended to optimize the residents' abilities and foster their autonomy. Residents are typically individuals who do not require the 24-hour skilled medical care provided in nursing care facilities, but who are unable, for various reasons, to live alone. The Company believes that assisted living represents one of the most rapidly expanding sectors of the health care services industry as a result of the increasing demand for long-term care and the limited supply of nursing care facilities/beds. The Company believes that the following factors should continue to positively affect the assisted living industry:

     Limited Supply of Nursing Facility Beds. The majority of states have adopted certificate of need ("CON") or similar statutes that generally require a state agency to determine that a need exists prior to the addition of new beds, or the addition of new services which may be reimbursable, either in whole or in part, by one or more government funded programs. Additionally, the Company believes that high construction costs, limitations on government reimbursement for the full cost of construction and start-up expenses further restrain the growth in the supply of such facilities and beds.

     Aging Population. According to the U.S. Bureau of Census, the number of individuals in the United States 85 years and older is expected to increase by approximately 43% during the 1990s, from 3.0 million in 1990 to an estimated 4.3 million in 2000, as compared to total U.S. population growth of approximately 11% during the same period. It is further estimated that approximately 57% of the population of seniors over age 85 currently need assistance with activities of daily living and more than one-half of all seniors are likely to develop Alzheimer's disease or other cognitive disorders by age 85.

     Lower Average Cost. The Company believes that the average annual cost to residents of receiving assisted living care in the Company's communities is approximately 60 to 80 percent of the cost of receiving similar care in a skilled nursing facility. According to the Marion Merrell Dow Inc. Managed Care Digest Series, Institutional Digest 1995, the average annual cost per person in 1994 in the United States for private, nursing home care was approximately $36,000. During the three months ended March 31, 1996, the Company's nine Stabilized Residences average annualized revenue per resident was approximately $20,100.

     Cost Containment Pressures. Responding to rising health care costs, governmental and private payor sources have adopted cost containment measures that have encouraged reduced lengths of stay in hospitals. The result of this trend is an increase in the number of seniors requiring acute care who are more likely to receive care in a skilled nursing facility as opposed to an acute-care hospital. This, in turn, has caused nursing facility operators to focus on improving occupancy and increasing services to residents requiring these higher levels of care. As the level of care for nursing facility residents rises and the supply of nursing facility space is filled by residents having more acute needs, the Company believes that demand for assisted living residences for seniors will increase.

     Favorable Regulatory and Reimbursement Climate. In recent years, certain states have adopted laws or regulations permitting individuals with higher acuity levels to remain in assisted living communities, rather than requiring that those individuals be transferred to a skilled nursing facility. These changes have generally been prompted by the cost-containment pressures discussed above and a desire to reduce the demand for expensive skilled nursing services for the elderly. Ohio, Oregon, New Jersey, Texas and Washington are among the states that have adopted such regulations for the operation of assisted living communities. Each of these states, for example, allows assisted living facilities to provide certain skilled nursing services and permits occupancy by residents who may otherwise qualify for placement in a nursing facility.

     In addition, in 1981, the federal government approved a Medicaid waiver program, which permits states to develop programs relating to the health care and housing needs of the low-income elderly eligible for nursing home placement (the "Medicaid Waiver Program"). Medicaid waivers permit states to apply a portion of Medicaid funding for skilled nursing facility care to other forms of care, such as assisted living. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

Medicaid funds for assisted living services are currently available in twenty states. Medicaid Waiver Programs to fund assisted living services are being considered for implementation in additional states. The implementation of these favorable laws and regulations and the Medicaid Waiver Program have created a regulatory climate in these states that encourages the development of assisted living facilities.

     Consumer Acceptance. The Company believes assisted living is increasingly the preferred alternative of seniors and their families. Assisted living residents generally have greater independence, and assisted living services typically allow residents to "age in place" in a residential setting. The Company believes these factors result in a higher quality of life than would be experienced in a more institutional or clinical settings, such as skilled nursing facilities.

     Increasing Affluence of the Elderly. According to the United States Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1992. Accordingly, the Company believes that the number of seniors who are able to afford high-quality residential environments, such as those offered by the Company, has increased in recent years.

STRATEGY

     The Company intends to expand its position as a leading provider of assisted living services through continued development and expansion opportunities. The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. The principal elements of the Company's strategy for achieving this objective are as follows:

     Expand Market Penetration. The Company intends to continue to grow primarily through the development of additional residences and to increase its market penetration in both existing and targeted markets. The Company targets smaller rural and suburban communities with an appropriate concentration of seniors. The Company also focuses on states with favorable regulatory environments and Medicaid reimbursement programs. In its targeted markets, the Company seeks to develop clusters of residences to enable the Company to realize operating efficiencies and economies of scale within a region.

     Service Higher Acuity Residents. The Company offers, directly and through ancillary services, higher levels of care to its residents than is typical in other assisted living residences. In addition, the Company will endeavor to make available providers of a broad range of services in order to meet the varied needs of its residents. By providing access to both a higher level and broader spectrum of care, the Company believes it will be more capable of providing residents the opportunity to "age in place", rather than having to be transferred to a higher acuity environment such as a nursing home.

     Pursue Joint Venture Opportunities. Where appropriate, the Company seeks to facilitate entry into new markets by entering into joint venture relationships. Assisted living residence joint ventures will generally consist of the Company providing strategic, operational and management services in exchange for an ownership interest. The Company believes that the implementation of these assisted living joint ventures will enable the Company to establish a presence in certain markets on an expedited basis while limiting its commitment of additional resources. The Company may also pursue joint ventures with other community based providers, such as home health agencies. The Company believes that such joint ventures will allow it to offer additional services and generate additional resident referrals.

PROPERTIES

     The following chart sets forth, as of April 30, 1996, the location, ownership status, number of units and the licensure date for the Company's residences.

RESIDENCE                  LOCATION         OWNERSHIP     UNITS   LICENSURE DATE
- ---------                  --------         ---------     -----   --------------
OREGON
- ------
Rackleff House          Canby             Leased (1)         25   December 1990
Aspen Court             Madras            Owned              27   March 1991
Juniper House           Pendleton         Leased (1)         26   April 1991
Huffman House           Newberg           Leased (1)         26   October 1992
Hillside House          Lincoln City      Owned              33   October 1994
Brookside House         Redmond           Leased (1)         37   March 1995
Davenport House         Silverton         Owned              30   July 1995
Carriage House          Prineville        Owned              30   October 1995
Parkhurst House         Hood River        Owned              30   October 1995
Awbrey House            Bend              Owned              46   November 1995
Adams House             Myrtle Creek      Leased (1)         34               (4)
                                                          -----
   SUBTOTAL                                                 344
                                                          -----

TEXAS
- -----
Oakwood House           Marshall          Leased (1)         30   July 1995
Alpine House            Longview          Leased (1)         30   September 1995
Preston House           Sherman           Leased (1)         30   October 1995
Cedarview House         Gun Barrel City   Leased (1)         30   October 1995
Winkler House           Carthage          Leased (1)         30   October 1995
Lakeland House          Athens            Leased (1)         30   November 1995
Harrison House          Greenville        Leased (1)         30   November 1995
Angelina House          Jacksonville      Leased (1)         39   December 1995
Wheeler House           Gainesville       Leased (1)(2)      30   January 1996
Hickory House           Levelland         Leased (1)(2)      30   January 1996
Hopkins House           Sulphur Springs   Leased (1)         30   January 1996
Katy House              Denison           Leased (1)         30   January 1996
Wren House              Cleburne          Leased (1)         36   January 1996
Hoyt House              Sweetwater        Leased (1)(2)      30   March 1996
Sabine House            Orange            Leased (1)(2)      36   March 1996
Potter House            Amarillo          Leased (1)(2)      50   March 1996
Lucas House             Beaumont          Leased (1)(2)      50   April 1996
Neches House            Lufkin            Leased (1)         39   May 1996
Rose House              Port Arthur       Leased (1)         50   May 1996
Connor House            Canyon            Owned              30   May 1996
                                                          -----
   SUBTOTAL                                                 690
                                                          -----

WASHINGTON
- ----------
Chenoweth House         Kennewick         Leased (1)         36   December 1995
Orchard House           Grandview         Leased (1)         36   February 1996
Pioneer House           Walla Walla       Leased (3)         36   February 1996
Mountainview House      Camas             Leased (1)         36           (4)
Lexington House         Vancouver         Owned  (5)         44           (4)
                                                          -----
   SUBTOTAL                                                 188
                                                          -----
TOTAL                                                     1,222
                                                          =====

- ----------

(1) The initial lease terms range from ten to twenty years. The Company is responsible for all costs including repairs to the residence, property taxes, and other direct operating costs of the residences. Building rent is recorded on a straight-line basis for those residences which have a specified rent increase. Building rent is recorded as incurred for those residences which have annual increases based on an increase in the consumer price index.

(2) These residences were owned as of April 30, 1996, but were subsequently sold in a sale leaseback transaction.

(3) The Company purchased this residence from a third party and sold it to LTC. The Company has entered into a 20 year lease with LTC on this residence.

(4) Certificates of occupancy have been received and licensure is pending.

(5) The Company has entered into an agreement to sell to and lease back the residence from LTC. See "Certain Transactions".

     The Company also leases approximately 3,500 square feet of office space in Portland, Oregon which houses its corporate and northwest regional headquarters. Due to the recent construction of its owned and leased residences, the Company believes that these residences are suitable and adequate for the conduct of its business and operations.

DEVELOPMENT

     The Company is developing additional residences in Oregon, New Jersey, Texas, Washington, Ohio and other states. As of May 13, 1996, the Company had commenced construction or had purchased land to begin development on 22 residences, had agreed to lease upon completion two residences which were being developed by outside developers, and had entered into a management agreement to operate one residence upon its completion. The following sets forth the location, number of units and expected commencement of operations for these residences:


                                        EXPECTED COMMENCEMENT
LOCATION              UNITS               OF OPERATIONS (1)
- --------              -----               -----------------
OREGON
- ------
Grants Pass (2)         45                  Q 2 1996
Brookings               36                  Q 2 1996
Newport (3)             36                  Q 2 1996
Astoria                 28                  Q 2 1996
Sutherlin (4)           30                  Q 3 1996
Klamath Falls           35                  Q 3 1996
Estacada                30                  Q 3 1996
Talent                  36                  Q 4 1996
                       ---
   SUBTOTAL            276
                       ---

TEXAS
- -----
Big Springs             38                  Q 2 1996
Nacogdoches             30                  Q 2 1996
Lubbock                 50                  Q 2 1996
Mesquite                50                  Q 2 1996
Bryan                   30                  Q 2 1996
Plainview               36                  Q 2 1996
Mineral Wells           30                  Q 2 1996
Conroe                  38                  Q 2 1996
Pampa                   36                  Q 2 1996
Abilene                 38                  Q 3 1996
Grandbury (4)           36                  Q 3 1996
College Station         39                  Q 3 1996
Henderson               30                  Q 3 1996
Midland                 50                  Q 3 1996
Rowlett                 36                  Q 3 1996
                       ---
   SUBTOTAL            567
                       ---

WASHINGTON
- ----------
Kelso                   40                  Q 2 1996
Battle Ground           40                  Q 3 1996
                       ---
SUBTOTAL                80
                       ---
TOTAL                  923
                       ===

- ----------

(1) The quarter in which the residence expects to receive its certificate of occupancy. The Company anticipates that the residence will receive its licensure within 1 to 2 months of receiving its certificate of occupancy. See "Risk Factors--No Assurance as to Ability to Develop or Acquire additional Living Residences."

(2) The Company has agreed to operate this residence under a management agreement upon completion.

(3) The Company has control of this site through a 31 year land lease with two consecutive 30-year extensions.

(4) The Company has agreed to lease these residences from outside developers upon completion.

     The Company has also entered into land purchase option agreements in connection with the acquisition of 38 sites which it may develop into additional residences.

     The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. To provide the appropriate level of personal care efficiently and economically, and to ensure that residents are not intimidated by residence size, the Company develops residences ranging in size from 30 to 50 residential units and containing approximately 16,000 to 32,000 total square feet, with each unit comprising an average of 320 square feet of private living space.

     The Company either retains outside developers to construct residences, or acquires newly-constructed residences from developers under "turn-key" agreements. The Company approves all aspects of development including, among other things, site selection, plans and specifications, the proposed construction budget and selection of the architect and general contractor. The Company estimates the average construction time for a typical residence to be approximately five to nine months, depending upon the number of units. The Company estimates that, once developed, it takes approximately nine months after licensure for each residence to achieve a stabilized occupancy level of 95% or higher. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of operation, such loss may increase by up to $40,000.

SERVICES

     The Company's residences offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents are individuals who, for a variety of reasons, cannot live alone but do not typically need the 24-hour skilled medical care provided in nursing facilities. Services provided to these residents are designed to respond to their individual needs and to improve their quality of life. This individualized assistance is available 24 hours a day, to meet both anticipated and unanticipated needs. General services in the Company's residences include the provision of three meals per day, laundry, housekeeping and maintenance. Available support services include personal care and routine nursing care, social and recreational services, transportation and other special services needed by the resident. Personal care includes services such as bathing, dressing, personal hygiene, grooming, as well as eating and ambulating assistance. Routine nursing services, which are made available and are provided according to the residents individual need and state regulatory requirements, include assistance with taking medication, skin care and injections. Organized activities are available for social interaction and entertainment. Special services available include banking, grocery shopping and pet care. The Company also arranges access to additional services beyond its provision of basic housing and related services, including physical therapy, pharmacy services and the sale or lease of durable medical equipment.

     Although a typical package of basic services provided to a resident includes meals, housekeeping, laundry and personal care, the Company does not have a standard service package for all residents. Instead, it is able to accommodate the changing needs of its residents through the use of individual service contracts and flexible staffing patterns. The Company's multi-tiered rate structure for the services it provides is based upon the acuity of, or level of services needed by, each resident. Supplemental and specialized health care services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living are provided by third-party providers who are reimbursed directly by the resident or a third-party payor (such as Medicaid or long term care insurance). The Company assesses the level of need of each resident regularly.

OPERATIONS

     The day-to-day operations of each residence are managed by an on-site program director who is responsible for the overall operation of the residence, including quality of care, marketing, social services and financial performance. The program director is assisted by professional and non-professional personnel, some of whom may be independent providers or part-time personnel, including nurses, personal service assistants, maintenance and kitchen personnel. The Company's facilities do not have any doctors on staff. The nursing hours vary depending on the residents' needs. The Company consults with outside providers, such as registered nurses, pharmacists, and dietitians, for purposes of medication review, menu planning and responding to any special dietary needs of its residents. Personal care, dietary services, housekeeping and laundry services are performed primarily by personal service assistants who are full-time employees of the Company. Maintenance services are performed by part-time employees, while landscaping services are typically performed by third-party contractors.

     The Company manages its residences, which includes the development of operating standards and the provision of recruiting, training and accounting services. The Company utilizes regional offices that include a team leader who oversees typically four to six residences and works under the supervision of a regional manager. The team leader is responsible for monitoring and supervising all aspects of operations in the region, including reviewing and monitoring compliance with corporate policies and procedures, and acting as a liaison between the residences and corporate headquarters. The regional office team leaders oversee the day-to-day operations of the residences. Financial oversight, including all disbursements, are managed at the corporate office.

     Presently, the residence personnel are supported by a corporate staff based at the Company's headquarters. Corporate personnel work with the program directors to establish residence goals and strategies, quality assurance oversight, development of Company policies and procedures, development and implementation of new programs, cash management and treasury functions and human resource management.

COMPETITION

     The long-term care industry generally is highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company competes with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that, as assisted living receives increased attention and the number of states which include assisted living in their Medicaid programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for the Company. Providers of assisted living residences compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family preferences, physician referrals, and location. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Some of the Company's competitors are significantly larger than the Company and have, or may obtain, greater resources than those of the Company. The Company believes that there is moderate competition for less expensive segments of the private market and for Medicaid patients in small communities. The Company's major competitors are other long-term care facilities within the same geographic area as its residences because management's experience indicates that senior citizens who move into living communities frequently choose communities near their homes.

FUNDING FOR ASSISTED LIVING CARE

     Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individuals health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income (SSI). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state. Although a majority of the Company's revenues come from private payors, the cost structure of the residences has historically been, and is expected to continue to be, sufficiently low so that the residences are able to operate profitably if all of their revenues are derived through Medicaid reimbursements.

     In 1981, the federal government approved a Medicaid waiver program called Home and Community Based Care which was designed to permit states to develop programs specific to the healthcare and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). In 1986, Oregon became the first state to use federal funding for licensed assisted living services through a Medicaid Waiver Program authorized by the Health Care Financing Administration ("HCFA"). Under a Medicaid Waiver Program, states apply to HCFA for a waiver to use Medicaid funds to support community-based options for the low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states including Oregon, New Jersey, Texas, Washington, Ohio and other states currently have, or will have, operating Medicaid

Waiver Programs that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

     During the year ended 1995 and the three months ended March 31, 1996, direct payments received from state Medicaid agencies accounted for approximately 21% and 14% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 10% and 8% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue of the Company

GOVERNMENT REGULATION

     The Company's assisted living residences are subject to certain state regulations and licensing requirements. In order to qualify as a state licensed facility, the Company's residences must comply with regulations which address, among other things, staffing, physical design, required services and resident characteristics. The Company has obtained licenses in Oregon, Washington, and Texas, and expects that it will obtain licenses in other states as required. The Company's residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored to varying degrees by state agencies.

     The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. However, in the ordinary course of business, a residence can be cited for a deficiency. In such cases, the appropriate corrective action is taken. No actions are currently pending on any of the Company's residences nor have any of them been cited for non-compliance with regulatory requirements.

     As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, which prohibits any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicaid patients, or to induce the purchasing, leasing, ordering or arranging of any goods or services to be paid for by Medicaid. Violations of these laws may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Inspector General of the Department of Health and Human Services issued "safe harbor" regulations specifying certain business practices which are exempt from sanctions under the fraud and abuse law. Several states in which the Company operates or intends to operate have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or encourage the referral of patients to a particular provider. The Company at all times attempts to comply with all applicable fraud and abuse laws. There can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactments of new laws or regulations will not have a material adverse effect on the Company's results of operations or financial condition.

     Currently, assisted living residences are not regulated as such by the federal government. State standards required of assisted living providers are less in comparison with those required of other licensed health care operators. For instance, the states initially targeted for development/expansion by the Company do not set staffing ratios. Current Medicaid regulations provide for comparatively flexible state control over the licensure and regulation of assisted living residences. There can be no assurance that federal regulations governing the operation of assisted living residences will not be implemented in the future or that existing state regulations will not be expanded.

EMPLOYEES

     As of March 31, 1996, the Company had approximately 705 employees, which equated to 315 full-time equivalent employees. None of the Company's employees are represented by any labor union. The Company believes that its labor relations are good.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to the directors, executive officers and certain other key employees of the Company:


            NAME
            ----
DIRECTORS AND EXECUTIVE OFFICERS    AGE   POSITION WITH THE COMPANY
- --------------------------------    ---   -------------------------
Keren Brown Wilson                    47   Chief Executive Officer, President and
                                           Director

Stephen Gordon                        46   Chief Financial Officer and Chief
                                           Administrative Officer

William McBride III(1)(2)             36   Chairman of the Board of Directors

Andre C. Dimitriadis(1)(2)            55   Director

Richard C. Ladd(2)                    57   Director

Bradley G. Razook(1)                  40   Director

CERTAIN KEY EMPLOYEES
- ---------------------
Connie J. Baldwin                     51   Director of Operations

Rhonda S. Marsh                       29   Controller

- ----------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     The Board of Directors currently consists of five persons. Directors are elected for one-year terms expiring at the next annual meeting of shareholders and will hold office until their successors are duly elected and qualified.

     Dr. Keren Brown Wilson is a co-founder of the Company and became the Chief Executive Officer and President and a director of the Company upon its formation in July 1994. Dr. Wilson has 20 years of experience in aging service delivery systems and has, for the past eleven years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, a corporation which specializes in the development and management of assisted living residences. From 1992 to August 1994, Dr. Wilson was also President of Sterling Management Company, a company which provides management services to private (non-Medicaid) assisted living facilities in the state of Kansas. From 1986 to 1988, Dr. Wilson was a Senior Vice President at Milestone, Inc., an assisted living development and management company. Prior to 1986, Dr. Wilson was an owner and management agent for Park Place Living Center in Portland, Oregon, and the Director of Research and Education for the Oregon Association of Homes for the Aging in Portland, Oregon. Since 1983, Dr. Wilson has also been an Associate Professor at the Institute for Aging at Portland State University. In these capacities, Dr. Wilson was responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the states first Medicaid-eligible assisted living residence.

     Stephen Gordon is the Chief Administrative Officer and Chief Financial Officer and has over twenty years of financial services industry experience. From April 1990 to July 1995, Mr. Gordon was the manager of Housing Finance for the Oregon Housing and Community Services Department. In this capacity, Mr. Gordon was instrumental in the development of over 5,000 units of affordable housing for the state. Under the state's elderly and disabled program, Mr. Gordon was responsible for the funding of over 1,000 units of assisted living housing for the elderly. Mr. Gordon has a Bachelor of Science from the University of California, Los Angeles.

     William McBride III is a co-founder of the Company and has been a director since its formation. Mr. McBride is President and Chief Operating Officer of LTC Properties, Inc. (LTC), a health care real estate investment trust specializing in the long-term care industry, which was co-founded by Mr. McBride in 1992. Prior to founding LTC, Mr. McBride was employed from April 1988 to July 1992 by Beverly Enterprises, Inc., an owner/operator of long-term care facilities, retirement living facilities and pharmacies where he served as Vice President, Controller and Chief Accounting Officer. From 1982 to 1988, Mr. McBride was employed by the public accounting firm of Ernst & Young. Mr. McBride serves as a member of the board of directors of LTC and Malan Realty Investors, Inc.

     Andre C. Dimitriadis is a co-founder of the Company and has been a director since its formation. Mr. Dimitriadis is Chairman and Chief Executive Officer of LTC, which he co-founded with Mr. McBride in 1992. Prior to founding LTC, Mr. Dimitriadis was employed from October 1989 to May 1992 by Beverly Enterprises, Inc., where he served as Executive Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dimitriadis was employed by American Medical International, Inc., an owner/operator of hospitals, where he served as Executive Vice President Finance, Chief Financial Officer and Director. Mr. Dimitriadis serves as a member of the board of directors of LTC, Magellan Health Services, Inc. and Health Management, Inc.

     Richard C. Ladd has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and human services consultation firm. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. Mr. Ladd currently serves on the U.S. Advisory Panel on Quality of Care in Board and Care Facilities and is an adjunct member of the faculty at the Lyndon Baines Johnson School of Public Affairs at the University of Texas. He is also a member of numerous professional and honorary organizations, including the National Academy of State Health Policy, as a member of its Executive Committee.

     Bradley G. Razook has been a director of the Company since August 1994. Since 1990, Mr. Razook has been a managing director of National Westminster Bank PLC, New York Branch ("NatWest Markets"). From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm.

     Connie J. Baldwin has over twenty years of experience in designing and implementing services to the elderly and joined the Company in February of 1995 as Director of Operations. From December 1993 to January 1995, Ms. Baldwin was Executive Director for the Center for Developing Older Adult Resources, a non-profit entity in Phoenix, Arizona. From September 1990 to December 1993, she was the Health Care Administrator for Managed Care Systems, a division of the state of Arizona's Long-Term Care Medicaid Program. In addition, Ms. Baldwin has held the position of Manager of Home and Community Based Care in the State of Oregon with the Senior and Disabled Services Department and was instrumental in the development of the State's assisted living rules.

     Rhonda S. Marsh joined the Company as Controller in November 1995. From March 1995 to October 1995, Ms. Marsh was Compliance Controller and Acting Accounting Manager for Integrated Measurement Systems, Inc. From November 1992 to March 1995 Ms. Marsh worked at KPMG Peat Marwick LLP, an international accounting firm. From 1989 to October 1992, she was the Corporate Controller of Evergreen International Aviation, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Messrs. McBride, Dimitriadis and Razook. The Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation Committee also is responsible for the administration of the Company's 1994 Stock Option Plan and is authorized to determine the options to be granted under the plan and the terms and provisions of such options.

     Mr. McBride and Mr. Dimitriadis are the President and Chairman, respectively, of LTC. The Company has completed certain sale-leaseback transactions, and has agreed to enter into certain additional sale-leaseback transactions with LTC. Mr. Razook is a managing director of NatWest Markets, an investment banking firm that has provided investment banking services to the Company in the past, and may do so in the future. See "Certain
Transactions."

COMPENSATION OF DIRECTORS

     Each Director receives a fee of $12,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, the Company reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company. During 1995, the Company granted the directors non-qualified options to purchase a total of 70,000 shares of Common Stock at $13.00 per share, subject to shareholder approval of an amendment to the Company's 1994 Stock Option Plan increasing the number of shares covered by the plan from 300,000 to 600,000. Dr. Wilson, Mr. McBride and each of the non-employee directors received options to purchase 40,000, 7,500 and 7,500 shares of Common Stock, respectively. Such options vest ratably on each of November 27, 1996, 1997 and 1998 or such director's earlier death or disability, and are exercisable within seven years from the date of vesting.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer (the "Named Executive Officer"). No other executive officer of the Company received total compensation of $100,000 or more in fiscal 1995.

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                       ANNUAL COMPENSATION                     COMPENSATION
                       -------------------------------------------------       ------------
                                                                                  AWARDS
                                                                                ---------
                                                                                SECURITIES
     NAME AND                                              OTHER ANNUAL         UNDERLYING        ALL OTHER
PRINCIPAL POSITION       YEAR      SALARY       BONUS      COMPENSATION          OPTIONS        COMPENSATIONS
- ------------------     ------     ---------     -----      -------------       ------------     -------------
Keren B. Wilson          1995     $100,000        -              -                40,000               -
                         1994       33,333        -              -                60,000               -

STOCK OPTION GRANTS

     The following table provides information on stock options granted during 1995 to the Named Executive Officer.



                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                            INDIVIDUAL GRANTS                          REALIZABLE VALUE AS
                                                                                         ASSUMED ANNUAL RATE
                                                                                          OF STOCK PRICE
                                                                                          APPRECIATION FOR
                                                                                           OPTION TERM (2)
                       --------------------------------------------------------        ----------------------
                                       % OF TOTAL
                                        OPTIONS
                       NUMBER OF       GRANTED TO       EXERCISE
                       OPTIONS        EMPLOYEES IN      PRICE PER    EXPIRATION
 NAME                  GRANTED(1)      FISCAL YEAR       SHARE         DATES            5% ($)       10% ($)
- ----------------       ---------     -------------     ---------    -----------        -------       --------
Keren B. Wilson           13,333           8.7%         $13.00       11/27/2003         82,759       198,222
                          13,333           8.7%          13.00       11/27/2004         95,564       235,378
                          13,333           8.7%          13.00       11/27/2005        109,008       276,249

- ----------

(1) These options become exercisable in three equal portions of 13,333 on November 27, 1996, 1997 and 1998, and expire in each case on the seventh anniversary of the date the option becomes exercisable. This grant of options is subject to shareholder approval of the amendment to the Company's stock option plan increasing the shares available for issuance thereunder from 300,000 to 600,000.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices

STOCK OPTION HOLDINGS

     The following table provides information with respect to the Named Executive Officer concerning unexercised stock options held as of December 31, 1995. No stock options were exercised by the Named Executive Officer during 1995.

                      FISCAL YEAR-END STOCK OPTION VALUES


                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE
                       OPTIONS AT  FISCAL YEAR END     MONEY OPTIONS AT FISCAL YEAR(1)
                       ---------------------------   ---------------------------------
      NAME             EXERCISABLE   UNEXERCISABLE    EXERCISABLE        UNEXERCISABLE
- ---------------        -----------   -------------    -----------        -------------
Keren B. Wilson           20,000          80,000         $77,500            $162,500

- ----------

(1) The exercise price of Dr. Wilson's options to purchase Common Stock is $9.25 per share for 60,000 shares and $13.00 per share for 40,000 shares. The grant of options for 40,000 shares at $13.00 per share is subject to shareholder approval of the amendment to the Company's stock option plan increasing the shares available for issuance thereunder from 300,000 to 600,000. The closing trading price on the American Stock Exchange for the Common Stock on December 31, 1995 was 13.125.

EMPLOYMENT AGREEMENTS

     Dr. Wilson has entered into an employment agreement (the "Employment Agreement") providing for service to the Company as Chief Executive Officer. During the term of her employment by the Company, Dr. Wilson `as agreed to devote substantially all of her time to the business of the Company and not engage in any business of the type conducted by the Company without the approval of the Board of Directors.

     Dr. Wilson's Employment Agreement expires on August 31, 1997, such date to be automatically extended until the earlier of (i) her death or disability, (ii) termination by the Company "for cause," (iii) her voluntary resignation "for good reason" or otherwise or (iv) the third anniversary of the Company's notice to Dr. Wilson of termination other than "for cause." In the event Dr. Wilson is terminated not for cause or voluntarily terminates her employment "for good reason," she shall receive her base salary for three years from the date of the notice of termination and retain all her Company stock options, whether or not vested.

     Under the Employment Agreement, termination for cause includes termination for material disloyalty, failure to perform one's duties as an officer, willful violation of a board directive and felony conviction, and resignation for good reason is defined as resignation due to (i) a diminution in the duties or compensation of such executive officer which is not part of an overall diminution for all executive officers of the Company or (ii) the Company's material breach of the Employment Agreement or the Stock Option Plan.

     Furthermore, the Employment Agreement provides that, for a period of three years after any termination of employment, Dr. Wilson may not (i) solicit any Company employees for employment, or (ii) commence any business, directly or indirectly, which is in competition with all or any portion of the Company's business in any state in which the Company operates or is in the process of developing more than three assisted living residences; provided, however, that in the event that Dr. Wilson's employment terminates after the first three years of her employment, Dr. Wilson may compete with the Company in Oregon.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation, as amended, and the Bylaws of the Company provide for indemnification of the officers, employees and agents of the Company pursuant to the Nevada General Corporation Law (the "NGCL"). The NGCL permits the indemnification of any officer, director, employee or agent of the Company against expenses and liabilities in any action arising out of such person's activities on behalf of the Company, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company or in a manner he had not reasonable cause to believe was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions of otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

STOCK OPTION PLAN

     The Committee administers the Company's 1994 Stock Option Plan, as amended (the "Plan"), which provides for grants of incentive and non-qualified stock options to the Company's executive officers, as well as its directors and other key employees. Under the Plan, options are granted to provide incentives to participants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in shareholder value. Currently, the Plan has no pre-set formula or criteria for determining the number of options that may be granted. The Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers. The Company currently has reserved 300,000 shares of Common Stock for issuance under the Plan, and the Board of Directors has approved, subject to shareholder approval, an amendment to the Plan increasing the number of shares covered thereby from 300,000 to 600,000.

                                 CERTAIN TRANSACTIONS

     Dr. Wilson holds interests in each of the entities from which the Company purchased two of the initial properties known as Aspen Court and Hillside House. Because of Dr. Wilson's conflict of interest, she did not participate in any of the negotiations related to such transactions and the Company has received independent appraisals for such properties, whose purchase prices (excluding closing costs) exceed their appraised values by $509,000. These appraisals, however, only reflect the value of the real property and do not include the intangible value of the existing and future operations and resident base. Dr. Wilson received approximately $169,000 from the Company's purchase of Aspen Court and approximately $65,000 (jointly with her husband) from the Company's purchase of Hillside House.

     Dr. Wilson also held, and her husband currently holds, an interest in ALF, the entity which leases four of the initial properties to the Company. The payment terms of the ALF Leases were based on the residences' historical operating results. The aggregate annual lease payments, when expressed as a percentage of the independent appraisal values of such leased properties, reflects an average blended lease rate of approximately 10.8% for such properties, which the Company believes is typical for leases in the health care industry. Dr. Wilson sold her interest in ALF in the first half of 1995. As a 25% shareholder in ALF, Dr. Wilson's husband may receive dividends, which may be generated as a result of payments under the ALF Leases. The "blended lease rate" is the amount of annual rent divided by the appraised value of the property.

     Prior to April 18, 1996, Dr. Wilson owned all of the outstanding stock of Concepts in Community Living, Inc. ("CCL"). On such date, Dr. Wilson transferred her interest in CCL to her husband. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000. The direct costs incurred by CCL in performing these services, exclusive of the salary paid to Dr. Wilson's husband, was approximately $452,000. No fees were paid to CCL during 1994 or the three months ended March 31, 1996.

     The Chairman and President of LTC Properties, Inc. ("LTC"), Andre C. Dimitriadis and William McBride III, respectively, are members of the Board of Directors and shareholders of the Company. Messrs. Dimitriadis and McBride (Chairman of the Board of Directors of the Company) own 274,600 (1.7%) and 135,000 (0.7%) shares, respectively, in LTC. Since January 1, 1995, the Company sold to LTC, through sale and leaseback transactions, eight residences in Texas with a combined total of 284 units for a total purchase price of $14,900,000. Annual rental payments to LTC with respect to such residences is approximately $1,525,800 ($63,300 in rent was paid in 1995) In addition, the Company has entered into agreements with LTC to sell for approximately $11,180,000 five residences in Washington with a total of 188 units. Two of the five Washington residences have been sold and leased back as of April 30, 1996 for a total purchase price of $4,080,000. Annual rental payments to LTC with respect to such residences is approximately $342,000. Subsequent to April 30, 1996, the Company sold and leased back an additional Washington residence to LTC for a total purchase price of $2,275,000. Annual rental payments to LTC with respect to this residence are $191,000. The other two Washington residences are presently in various stages of development and/or construction and once construction has been completed, which is expected to happen prior to June 30, 1996, the residences will be sold to LTC and leased back. The sales prices for the residences the Company has sold to LTC to date approximate cost.

     Bradley Razook, a director of the Company, is a managing director of NatWest Markets, an investment banking firm. NatWest acted as placement agent with respect to the original placement of the Debentures. NatWest Markets is an affiliate of NatWest Securities Limited, which acted as one of the underwriters in the Company's initial public offering. NatWest Markets and its affiliates may provide additional investment banking services to the Company in the future.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of March 28, 1996 with respect to the beneficial ownership of the Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of its Shares, (ii) each director of the Company, (iii) the Chief Executive and (iv) the Company's directors and executive officers as a group.


                                            SHARES BENEFICIALLY     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)          OWNED(2)             CLASS
- ----------------------------------------   ----------------------   -----------
Keren B. Wilson                                        500,000            16.7%

Andre C. Dimitriadis                                   198,667             6.6%

William McBride III                                    212,000             7.0%

Richard C. Ladd                                          6,667               *

Stephen Gordon                                               0               0

Bradley G. Razook (3)                                   13,667               *
  175 Water Street, 20th Floor
  New York, NY 10038

Palisade Capital Management(4)                         543,997            18.0%
  One Bridge Plaza, Suite 695
  Fort Lee, NJ  07024

The TCW Group, Inc.(5)                                 227,266             7.6%
  865 South Figueroa St.
  Los Angeles, CA  90017

Columbia Management Co., Inc.(6)                       231,100             7.7%
  1300 Southwest 6th Avenue
  Portland, Oregon 97206

Waddell and Reed Investment Management                  474,532            15.2%
 Co.(7)
  6300 Lamar Road
  Kansas City, Missouri 66201-9217

All directors and executive officers as                931,001            30.9%
 a group (6 persons)

- ----------
*  Less than 1%.

(1) Except as otherwise noted, the address of the Company's directors and officers is c/o Assisted Living Concepts, Inc., 9955 S.E. Washington, Suite 201, Portland, Oregon, 97216.

(2) Includes options to purchase 20,000 shares of Common Stock granted to Dr. Wilson, 20,000 to Mr. McBride and options to purchase 6,667 shares of Common Stock granted to Messrs. Dimitriadis, Ladd and Razook pursuant to the Company's 1994 Stock Option Plan which are exercisable within 60 days.

(3) Includes 7,000 shares owned by Mr. Razook's son.

(4) As of February 14, 1996, based on the Form 13G received by the Company. Includes approximately 300,000 shares issuable upon conversion of Debentures offered hereby.

(5) As of February 12, 1996, based on the Form 13G received by the Company. Includes approximately 114,666 shares issuable upon conversion of Debentures offered hereby.

(6) As of February 9, 1996, based on the Form 13G received by the Company.

(7) As of April 10, 1996, based on the Form 13G received by the Company. Includes approximately 133,333 shares issuable upon conversion of Debentures offered hereby.

                           SELLING DEBENTUREHOLDERS


     The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on August 15, 1995 pursuant to Rule 144A, and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Debentureholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Debentureholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by Depository Trust Company and by or on behalf of the Selling Debentureholders.

                                            PRINCIPAL      PRINCIPAL
                                            AMOUNT OF      AMOUNT OF
                                            DEBENTURES    DEBENTURES     PERCENT OF
                                           BENEFICIALLY    THAT MAY     OUTSTANDING
                  NAME                        OWNED         BE SOLD      DEBENTURES
                  ----                     ------------   -----------   ------------
Chase Manhattan trustee for IBM Corp.
 Retirement Plan Trust Dtd
 12-18-45 Convertible Account............   $ 2,000,000   $ 2,000,000         10.00%

Total Return Portfolio..................      2,000,000     2,000,000         10.00

Delaware State Employees' Retirement
 Fund...................................      1,800,000     1,800,000          9.00

The TCW Group, Inc......................      1,720,000     1,720,000          8.60

TCW Convertible Securities Fund, Inc....      1,500,000     1,500,000          7.50

Bankers Trust trustee for Chrysler Corp
 Emp#1 Pension Plan Dtd 4-1-89 converts.      1,000,000     1,000,000          5.00

United High Income Fund, Inc............      1,000,000     1,000,000          5.00

United High Income Fund II, Inc.........      1,000,000     1,000,000          5.00

Heritage Series Trust- Small Cap Stock
 Fund...................................        750,000       750,000          3.75

MFS Series Trust VI, on behalf of MFS
 Utilities Fund.........................        710,000       710,000          3.55

Declaration of Trust for Defined
 Benefit Plan of ICI American Holdings,
  Inc...................................        550,000       550,000          2.75

Bankers Trust trustee for Chrysler Corp
 Emp#1 Pension Plan Dtd 4-1-89..........        500,000       500,000          2.50

Chase Manhattan trustee for IBM Corp
 Ret. Plan Trust Dtd 12-18-45...........        500,000       500,000          2.50

Comdisco Foundation.....................        500,000       500,000          2.50

State Street Bank Cust. for G.E.
 Pension Trust..........................        500,000       500,000          2.50

Declaration of Trust for Defined
 Benefit Plan of Zeneca Holdings, Inc...        350,000       350,000          1.75

City of Milford, Conn. Pension and
 Retirement Fund........................        285,000       285,000          1.43

MFS /Sun Life Series Trust, on behalf
 of MFS Utilities Series................        280,000       280,000          1.40

NatWest Securities Corporation..........        260,000       260,000          1.30

Vista Small Cap Equity Fund.............        250,000       250,000          1.25

TCW/DW Income and Growth Fund...........        220,000       220,000          1.10

Drs. Nichol, Phillips, Elias, Sayfie &
 Cassis M/P/P...........................        200,000       200,000          1.00

Michael D. Mintz Trust..................        200,000       200,000          1.00

Thermo Electron Corp., Balanced Invest.
 Fund...................................        200,000       200,000          1.00

William N. Pontikes.....................        200,000       200,000          1.00

Vista Balanced Fund.....................        150,000       150,000             *

                                            PRINCIPAL      PRINCIPAL
                                            AMOUNT OF      AMOUNT OF
                                            DEBENTURES    DEBENTURES     PERCENT OF
                                           BENEFICIALLY    THAT MAY     OUTSTANDING
                  NAME                        OWNED         BE SOLD      DEBENTURES
                  ----                     ------------   -----------   ------------
Awad & Associates L.P...................        100,000       100,000            *

Hillside Industries Corporate Account...        100,000       100,000            *

John F. Kosik...........................        100,000       100,000            *

Nanette E. Scofield.....................        100,000       100,000            *

Pontikes Family Trust, William M.
 Pontikes TTEE..........................        100,000       100,000            *

Vista Equity Income Fund................        100,000       100,000            *

Barbara Slater..........................         50,000        50,000            *

Brian Donnally & Catherine Donnally.....         50,000        50,000            *

Elizabeth Scofield......................         50,000        50,000            *

Jessica Farkas..........................         50,000        50,000            *

Martin Walsh............................         50,000        50,000            *

Marvin Sharfstein.......................         50,000        50,000            *

Nanette & Elizabeth Scofield TTEES FBO           50,000        50,000            *
 Anthony Scofield.......................

Neurosurgical Specialists Employees'
 Profit Sharing Trust...................         50,000        50,000            *

Neurosurgical Specialists Employees'
 Pension Trust..........................         50,000        50,000            *

Stanley Nemer as Trustee of R F Capital
 Trust..................................         50,000        50,000            *

Stanley Nemer as Trustee of Rose
 Fingerhut Lifetime Trust...............         50,000        50,000            *

The Edward Stewart Revocable Trust......         50,000        50,000            *

Thermo Securities Corp..................         50,000        50,000            *

Atwell & Company........................         25,000        25,000            *

D/B/P of South Richmond FAMILY PRACTICE
 PC Dtd 4/11/83.........................         20,000        20,000            *

Edward M. Kreps.........................         20,000        20,000            *

Fred P. Segal and Micheline P. Segal....         20,000        20,000            *

Adam J. Kreps...........................         10,000        10,000            *

Judith Goldstein MD, PC P/S/P...........         10,000        10,000            *

Lois/USA Inc. Profit Sharing Plan.......         10,000        10,000            *

MFS Variable Insurance Trust, on behalf
 of MFS Utilities Series................         10,000        10,000            *
                                            -----------   -----------         -----
                                            $20,000,000   $20,000,000         100.0%
                                            ===========   ===========         =====

     Because the Selling Debentureholders may offer all or some of the Debentures which they hold and/or shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this offering. See "Plan of Distribution".

                         DESCRIPTION OF CAPITAL STOCK


     The following is a brief description of the capital stock of the Company, the NGCL and the provisions contained in the Company's Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The description which follows is qualified in its entirety by reference to the full text of the Articles of Incorporation and Bylaws.

     The Company's Articles of Incorporation authorize 40,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of May 30, 1996, the Company had 3,013,334 shares of Common Stock issued and outstanding and no outstanding shares of preferred stock.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all action to be taken by shareholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each shareholder. See "Risk Factors--Dividend Policy."

     The Common Stock is listed on the American Stock Exchange.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     The Company's Board of Directors is authorized, without further shareholder action, to issue the authorized shares of preferred stock from time to time and to divide any or all shares of the authorized preferred stock into series and, subject to limitations prescribed by law, to fix and determine the number of shares in and designations, preferences and relative, participating, optional or, unless in conflict with the Company's Articles of Incorporation, other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, if any, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not issued any shares of preferred stock or authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock or rights to purchase such shares.

     The issuance of shares of preferred stock by action of the Company's Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the Common Stock. Issuance of a series of shares of preferred stock also could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Company's Board of Directors is required to make a determination as to the best interests of the shareholders of the Company when issuing shares of preferred stock, the Company's Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then prevailing market price. Although there are currently no plans to issue shares of preferred stock or rights to purchase such shares, management believes that the availability of the preferred stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of preferred stock are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may then be listed.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

     The NGCL contains provisions restricting the ability of a corporation to engage in business combinations with an "interested shareholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such shareholder became an interested shareholder. The NGCL defines an "interested shareholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

     In addition, the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY

     The Articles of Incorporation limit the liability of directors and officers to the Company or its shareholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Debentures offered hereby will be convertible into Common Stock at any time after the Registration Date and prior to maturity, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustment in certain cases. See "Description of the Debentures."

     As of May 30, 1996, the Company had outstanding 3,013,334 shares of Common Stock. Of these shares, approximately 2,013,334 shares of Common Stock are freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased by any affiliates of the Company, which will be subject to the resale limitations of Rule 144. The remaining 1,000,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption, including that provided by Rule 144.

     In general, under Rule 144 as currently in effect, affiliates of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Persons holding shares of Common Stock which are restricted shares within the meaning of Rule 144 of the Securities Act, who have beneficially owned their shares for at least three years and who are not deemed "affiliates" of the Company are entitled to sell their shares under Rule 144 without regard to the volume limitations.


                                 PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time in the over-the-counter market on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Common Stock through underwriters, including any of the Initial Purchasers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures and shares of Common Stock less any commissions. There is no assurance that the Selling Debentureholders will sell any or all of the Debentures or shares of Common Stock offered hereby.

     The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     The Company does not intend to apply for listing of the Debentures on any national securities exchange or on Nasdaq. The Company has been advised by certain of the Initial Purchasers that they intend to make a market in the Debentures; however, they are not obligated to do so and any such market making may be discontinued at any time. It is unlikely that an active market for the Debentures will develop.

     In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Debentures were originally sold to the Initial Purchasers on August 15, 1995 in a private placement at a purchase price of 100% of their principal amount. The Company agreed to indemnify and hold the Initial Purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

     The Company will pay all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. See "Selling Debentureholders."

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture dated as of August 15,1995 (the "Indenture") between the Company and Harris Trust and Savings Bank, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As of the date of this Prospectus, the aggregate principle amount of Debentures outstanding is $20,000,000.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

GENERAL

     The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and will mature on July 31, 2005. The Debentures are limited to $20,000,000 aggregate principal amount and bear interest semiannually on January 31 and July 31 of each year commencing January 31, 1996 at the rate per annum of 7.0%. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the January 15 or July 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

     The Trustee currently acts as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

     Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) were issued in global form (the "Rule 144A Global Debentures") and were deposited on August 15, 1995 with the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository. Those Debentures that were initially sold to institutional accredited investors (the "Accredited Investor Debentures") were initially issued in fully registered form. The Rule 144A Global Debentures to be resold as set forth herein will be initially issued in global form (the "New Global Debentures") and will be deposited on or about the date of effectiveness of this Registration Statement on behalf of the Depository and registered in the name of Cede and Co. Beneficial interests in the Rule 144A Global Debentures and the New Global Debentures may be exchanged for definitive securities in accordance with the terms of the Indenture.

     A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

     The holders of the Debentures are entitled at any time after the Registration Date and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debenture (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interest in shares of Common Stock upon conversion of the Debentures and, instead will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading day prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

     The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Company's Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of Shares; reclassification of the Shares resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them for a period of 60 days to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures received notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

     If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

     Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment bankers or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

     In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

SUBORDINATION OF DEBENTURES

     The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined), and is structurally subordinated to indebtedness of any subsidiary. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest on and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed. There is no limit on the amount of Senior Indebtedness that the Company may incur. At March 31, 1996 the Company had approximately $10,439,000 in Senior Indebtedness, and there was no indebtedness of any subsidiary.

OPTIONAL REDEMPTION

     The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing July 31, 1998 at the option of the Company on at least 30 days' and not more than 60 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof plus interest accrued to the date of redemption.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of Holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the Holders of 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each Holder of any Debenture affected, an amendment, waiver or supplement may not (a) reduce the amount of Debentures whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debenture (c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture; (e) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to the
Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1,000,000, whether existing on the date of the execution of the Indenture or thereafter created, if such acceleration is not annulled within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of outstanding Debentures; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the Holders of at least 25% in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

     The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

     The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

      No consent of Debentureholders is required for the Company to consolidate with or merge into or transfer or transfer substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of Debentureholders required for any amendment of the Indenture or the Debentures by the Company and the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of any Debentureholder.

     The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Purchase Agreement and the Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

     The Debentures have no established trading market. The Company does not intend to list the Debentures on Nasdaq or on any national securities exchange. No assurance can be given as to the liquidity of the trading market for the Debentures.

GOVERNING LAW

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

     The Company has agreed to use its best efforts, subject to the receipt of necessary information from the Purchasers, to prepare and file with the Commission a Registration Statement, of which this Prospectus is a part, with respect to the resale of the Debentures and the Conversion Shares from time to time in the over-the-counter market, in privately negotiated transactions or, with respect to the Conversion Shares only, on the AMEX, as the case may be.
The Company has also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Conversion Shares have been sold thereby or until the Debentures and the Conversion Shares are no longer, by reason of Rule 144(k) of the Commission or any other rule of similar effect, required to be registered for the sale thereof by the Purchasers.

                                 LEGAL MATTERS


     Certain legal matters relating to the validity of the Debentures and the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California and by Schreck, Jones, Bernhard, Woloson & Godfrey, Las Vegas, Nevada.



                                 EXPERTS


     The financial statements of the Predecessor and the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Price Waterhouse LLP, independent auditors to the extent and for the periods indicated in their reports, and are included herein and in the Registration Statement in reliance on such reports, given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Company as of and for the year ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, in reliance upon the authority of said firm as experts in accounting and auditing.

                ASSISTED LIVING CONCEPTS, INC. ("The Company")
              AND ASSISTED LIVING CONCEPTS GROUP ("Predecessor")


                         INDEX TO FINANCIAL STATEMENTS
                      AND FINANCIAL STATEMENTS SCHEDULES


1.   FINANCIAL STATEMENTS:                                                         PAGE

     Reports of Independent Auditors.............................................   F-2 - F-4

     Balance Sheets of Assisted Living Concepts, Inc. as of December 31, 1994
     and December 31, 1995.......................................................   F-5

     Statements of Operations of Assisted Living Concepts, Group (Predecessor)
     for the year ended December 31, 1993, and the eleven months ended November
     30, 1994 and Assisted Living Concepts, Inc. for the one month period ended
     December 31, 1994 and year ended December 31, 1995..........................   F-6

     Statements of Shareholders' Equity of Assisted Living Concepts, Inc. for
     the period July 19, 1994 to December 31, 1995...............................   F-7

     Statements of Changes in Partners' and Shareholders' Equity.................   F-8

     Statements of Cash Flows of Assisted Living Concepts, Group (Predecessor)
     for the year ended December 31, 1993 and eleven months ended November 30,
     1994, and Assisted Living Concepts, Inc., for the one month ended December
     31, 1994 and year ended December 31, 1995...................................   F-9

     Notes to Financial Statements...............................................   F-10

     Unaudited Condensed Balance Sheets of Assisted Living Concepts, Inc.
     and subsidiary as of March 31, 1996.........................................   F-22

     Condensed Statements of Operations of Assisted Living Concepts, Inc.........   F-23

     Condensed Statements of Cash Flows of Assisted Living Concepts, Inc.........   F-24

     Notes to Unaudited Financial Statements.....................................   F-25

     2.   Financial Statements Schedules:

     All schedules have been omitted since the required information is not present or not present in amounts sufficient to required submission of the schedules.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  We have audited the accompanying balance sheet of Assisted Living Concepts, Inc. as of December 31, 1995, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Assisted Living Concepts, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Portland, Oregon
February 29, 1996
 (Except for Note 10, as to which the
 date is March 28, 1996.)

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying balance sheet and related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Assisted Living Concepts, Inc. (the "Company" (formerly Assisted Living Concepts Group)) at December 31, 1994, and the results of its operations and its cash flows for the month ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Assisted Living Concepts, Inc., for any period subsequent to December 31, 1994.

PRICE WATERHOUSE LLP

Portland, Oregon
March 17, 1995

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying combined balance sheet and related combined statements of operations, of partners' and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Assisted Living Concepts Group (the "Predecessor"), which is comprised of Assisted Living Facilities, Inc., a subchapter S corporation, Madras Elder Care (dba Aspen Court), a general partnership, and Lincoln City Partners, a general partnership, at November 30, 1994 and December 31, 1993, and the results of their operations and their cash flows for the eleven month period ended November 30, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Predecessor's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the combined financial statements of Assisted Living Concepts Group for any period subsequent to November 30, 1994.

PRICE WATERHOUSE LLP

Portland, Oregon
March 17, 1995

                         ASSISTED LIVING CONCEPTS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents (Note 1).................   $13,343      $ 7,335
  Accounts receivable................................        58          136
  Other current assets (Note 5)......................       304          558
                                                        -------      -------
    Total current assets.............................    13,705        8,029
                                                        -------      -------
Property and equipment (Note 1, 2, 4 and 6)..........     3,254       28,446
  Less accumulated depreciation......................         8          163
                                                        -------      -------
  Property and equipment--net........................     3,246       28,283
                                                        -------      -------
Construction in process (Note 4).....................       280       13,075
Goodwill (Note 1 and 2)..............................       408          393
Other assets (Note 5)................................       264        3,766
                                                        -------      -------
    Total assets.....................................   $17,903      $53,546
                                                        =======      =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $   177      $ 8,248
  Accrued expenses...................................       356        4,706
  Other current liabilities..........................        38          195
  Current portion of long-term debt (Note 6).........        12           47
                                                        -------      -------
    Total current liabilities........................       583       13,196
Deferred gain........................................                    153
Long-term debt (Note 6)..............................     1,101        4,553
Convertible subordinated debentures..................                 20,000
                                                        -------      -------
    Total liabilities................................     1,684       37,902
                                                        -------      -------
Commitments
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued and outstanding...........
  Common Stock, $.01 par value; 40,000,000 shares
   authorized; 3,000,000 shares issued and
   outstanding.......................................        30           30
  Additional paid-in capital.........................    16,492       16,492
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions (Note 2).............................      (239)        (239)
  Accumulated deficit................................       (64)        (639)
                                                        -------      -------
    Total shareholders' equity.......................    16,219       15,644
                                                        -------      -------
    Total liabilities and shareholders' equity.......   $17,903      $53,546
                                                        =======      =======

   The accompanying notes are an integral part of these financial statements

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                   PREDECESSOR                THE COMPANY
                            -------------------------- -------------------------
                                         ELEVEN MONTHS
                                             ENDED     MONTH ENDED   YEAR ENDED
                            DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                                1993         1994          1994         1995
                            ------------ ------------- ------------ ------------
Revenues..................     $1,884       $1,841        $ 212       $ 4,067
                               ------       ------        -----       -------
Operating expenses:
Residence operating
 expenses.................      1,090        1,127          125         2,779
Management fees from
 related party (Note 1 and
 8).......................         92           93
Corporate general and
 administrative...........                                  152         1,252
Building rentals..........                                    5            64
Building rentals from
 related party (Note 1 and
 8).......................                                   37           734
Depreciation and
 amortization (Note 1 and
 2).......................        132          105           13           296
                               ------       ------        -----       -------
Total operating expenses..      1,314        1,325          332         5,125
                               ------       ------        -----       -------
Operating income (loss)...        570          516         (120)       (1,058)
                               ------       ------        -----       -------
Interest expense (Note 1
 and 6)...................        320          297            8            96
Interest (income).........        (11)         (12)         (64)         (579)
                               ------       ------        -----       -------
Interest expense
 (income)--net............        309          285          (56)         (483)
                               ------       ------        -----       -------
Net income (loss).........     $  261       $  231        $ (64)      $  (575)
                               ======       ======        =====       =======
Unaudited pro forma data:
  Net income..............     $  261       $  231
  Provision for income
   taxes..................         67           85
                               ------       ------
  Pro forma net income....     $  194       $  146
                               ======       ======
Net loss per common share
 (Note 1).................                                $(.02)      $  (.19)
                                                          =====       =======
Weighted average common
 shares outstanding.......                                3,000         3,000


   The accompanying notes are an integral part of these financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             FOR THE PERIOD JULY 19, 1994 TO DECEMBER 31, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                          COMMON STOCK                                                  TOTAL
                          -------------   ADDITIONAL      FAIR MARKET   ACCUMULATED SHAREHOLDERS'
                          SHARES AMOUNT PAID-IN CAPITAL VALUE IN EXCESS   DEFICIT      EQUITY
                          ------ ------ --------------- --------------- ----------- -------------
Issuance of shares to
 founders...............  1,000   $10       $    90                                    $   100
Net proceeds from public
 offering...............  2,000    20        16,402                                     16,422
Fair market value in
 excess of historical
 cost of acquired net
 assets attributable to
 related party
 transaction............                                     $(239)                       (239)
Net loss................                                                   $ (64)          (64)
                          -----   ---       -------          -----         -----       -------
Shareholders' equity,
 December 31, 1994......  3,000   $30       $16,492          $(239)        $ (64)      $16,219
Net loss................                                                   $(575)      $  (575)
                          -----   ---       -------          -----         -----       -------
Shareholders' equity,
 December 31, 1995......  3,000   $30       $16,492          $(239)        $(639)      $15,644
                          =====   ===       =======          =====         =====       =======



   The accompanying notes are an integral part of these financial statements.

         ASSISTED LIVING CONCEPTS GROUP, INC. ("THE PREDECESSOR")

          STATEMENTS OF CHANGES IN PARTNERS' AND SHAREHOLDERS' EQUITY
             FOR THE PERIOD DECEMBER 31, 1992 TO NOVEMBER 30, 1994
                                 (IN THOUSANDS)

   Partner's and shareholders' equity, December 31, 1992................. $ 105
   Capital contributions.................................................     1
   Capital distributions.................................................  (104)
   Net income............................................................   261
                                                                          -----
   Partners' and shareholders' equity, December 31, 1993.................   263
   Capital contributions.................................................   --
   Capital distributions.................................................  (297)
   Net income............................................................   231
                                                                          -----
   Partners' and shareholders' equity, November 30, 1994................. $ 197
                                                                          =====





   The accompanying notes are an integral part of these financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                       PREDECESSOR                          THE COMPANY
                          ------------------------------------- -----------------------------------
                             YEAR ENDED     ELEVEN MONTHS ENDED    MONTH ENDED       YEAR ENDED
                          DECEMBER 31, 1993  NOVEMBER 30, 1994  DECEMBER 31, 1994 DECEMBER 31, 1995
                          ----------------- ------------------- ----------------- -----------------
OPERATING ACTIVITIES:
Net income (loss).......        $ 261             $   231            $   (64)         $   (575)
Adjustment to reconcile
 net income (loss) to
 net cash provided by
 (used for) operating
 activities:
  Depreciation and
   amortization.........          132                 105                 13               296
Changes in other non-
 cash items:
Accounts receivable.....          (13)                 (9)               (58)              (78)
Other current assets....           (2)                (22)              (307)             (254)
Other assets............           (6)                 31               (264)           (2,828)
Accounts payable........          (23)                  4                177             8,071
Accrued expenses........           10                  96                356             4,350
Accounts payable to
 related party..........            1                  (7)
Other current
 liabilities............            2                  (5)                38               157
                                -----             -------            -------          --------
Net cash provided by
 (used for) operating
 activities.............          362                 424               (109)            9,139
                                -----             -------            -------          --------
INVESTING ACTIVITIES:
Purchases of property
 and equipment..........          (55)             (1,688)            (3,069)          (45,901)
                                -----             -------            -------          --------
Net cash used for
 investing activities...          (55)             (1,688)            (3,069)          (45,901)
                                -----             -------            -------          --------
FINANCING ACTIVITIES:
Proceeds from short-term
 construction borrowings
 expected to be
 refinanced.............                            1,600
Proceeds from long-term
 debt...................           47                                                    3,505
Proceeds from sale and
 leasebacks.............                                                                 8,067
Payments on long-term
 debt...................          (40)                (33)                (1)              (18)
Proceeds from issuance
 of common stock........                                              16,522
Capital contributions...            1
Proceeds from
 convertible
 subordinated
 debentures.............                                                                19,200
Payments on loan with
 related party..........          (10)
Capital distributions...         (104)               (297)
                                -----             -------            -------          --------
Net cash provided by
 (used for) financing
 activities.............         (106)              1,270             16,521            30,754
                                -----             -------            -------          --------
Net increase (decrease)
 in cash and cash
 equivalents............          201                   6             13,343            (6,008)
Cash and cash
 equivalents, beginning
 of period..............          156                 357                               13,343
                                -----             -------            -------          --------
Cash and cash
 equivalents, end of
 period.................        $ 357             $   363            $13,343          $  7,335
                                =====             =======            =======          ========
Supplemental disclosure
 of cash flow
 information:
Cash payments for
 interest...............        $ 320             $   297            $     8          $    154
                                =====             =======            =======          ========

   The accompanying notes are an integral part of these financial statements.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

  Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its residents.

  The Company was organized in July 1994, initially capitalized through the sale of 500,000 shares of $0.01 par value common stock for $100,000. From July 19, 1994 to November 22, 1994, the date of its initial public offering, the Company began to put into place the management organization to commence operations and execute its strategy to expand the Company's business. On September 9, 1994, the Company merged with CCL Sub, Inc., a wholly owned subsidiary of Concepts in Community Living, Inc. Pursuant to the merger agreement (the "Merger"), the sole shareholder of CCL Sub, Inc. exchanged its 100% interest in CCL Sub, Inc., which consisted primarily of an operating leasehold interest in its office premises; all management agreements and all operating systems for six operating facilities known as Juniper House, Rackleff House, Huffman House, Brookside House, Aspen Court and Hillside House; and all intangible assets used in connection with these facilities, for 500,000 shares of the Company's $0.01 par value common stock. The shares, which represented a 50% interest in the Company, were valued at $100,000. Due to their propriety nature, the assets transferred had no historical basis. Since the Company's president was the sole shareholder of CCL Sub, Inc., the recorded value of the assets acquired has been reduced by $100,000 which represented the president's proportional interest in the excess of the fair value over historical cost.

  On November 22, 1994, the Company sold 2,000,000 shares of common stock at $9.25 in a public offering realizing net proceeds of $16,422,000. On December 1, 1994, the Company purchased two and leased four assisted living residences (see Note 2) from Assisted Living Concepts Group ("the Predecessor") and commenced operations. One of the six residences, which was under construction as of December 1, 1994 and leased to the Company, commenced operations in March 1995. The Company developed nineteen additional residences throughout 1995. As of December 31, 1995, a total of twenty-five residences were operating or had received Certificates of Occupancy. Five of the nineteen additional residences were sold and leased back to the Company leaving sixteen residences owned by the Company as of December 31, 1995.

PREDECESSOR

  The historical financial statements for the year ended December 31, 1993 and the eleven months ended November 30, 1994 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated residences which are now owned and operated by the Company. The Predecessor developed and owned assisted living residences for senior citizens and disabled individuals. Pursuant to purchase and lease agreements, the Company acquired the businesses of the Predecessor. The president of the Company owned a 30% interest in Madras Elder Care, and the president and her husband each owned a 20% interest in ALF and jointly owned a 50% interest in Redbud Associates which owns a 35% interest in Lincoln City Partners ("LCP") (See Note 8-- Related Party Transactions).

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The residences operated by the Predecessor were as follows:

                                                                        COMMENCED
     RESIDENCE               ENTITY                LEGAL FORM          OPERATIONS
     ---------               ------                ----------          ----------
   Aspen Court        Madras Elder Care           Partnership         November 1990
   Huffman House      ALF                         S-Corporation       October 1992
   Rackleff House     ALF                         S-Corporation       June 1990
   Juniper House      ALF                         S-Corporation       April 1991
   Hillside House     Lincoln City Partners       Partnership         October 1994

BASIS OF PRESENTATION

  The financial statements as of and for the year ended December 31, 1995 and the month ended December 31, 1994, are those of the Company. The financial statements for the year ended December 31, 1993 and the eleven months ended November 30, 1994, are those of the Predecessor before its business and substantially all of the assets were acquired by the Company.

  The accompanying combined financial statements of the Predecessor include the assets, liabilities and operations associated with the residences listed above. Since the residences have ownership and management interest in common, the assets and liabilities are reflected at historical cost. As discussed in
Note 2, the Predecessor sold and has leased the assets to the Company. All significant inter-company accounts and transactions have been eliminated in combination.

REVENUES

  Revenues are recorded when services are rendered and consist of residents' fees for basic housing and support services and fees associated with additional services such as routine nursing, and personalized assistance on a fee for service basis.

MANAGEMENT FEES--PREDECESSOR

  Each residence of the Predecessor was operated under a management agreement with Concepts in Community Living, Inc. (CCL), a related party, whereby CCL charged a management fee of 5% of revenues in exchange for providing each facility certain management and administrative support services (See Note 8-- Related Party Transactions).

ESTIMATED MALPRACTICE COSTS

  The provision for estimated malpractice claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported. The Company currently has no claims pending and does not expect any future claims to exceeded the current insurance coverage, therefore no provision has been recorded in the financial statements.

CLASSIFICATION OF EXPENSES

  All expenses (except interest, depreciation, amortization, residence operating expenses and management fees) associated with corporate or support functions have been classified as corporate general and administrative expense. All other expenses incurred by the Company have been classified as residence operating expenses.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECLASSIFICATIONS

  Certain reclassifications have been made in the prior year's financial statements to conform with the current year's presentation. Such reclassifications have no effect on previously reported net income or partners' and shareholders' equity.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at the lower of cost or net realizable value with depreciation being provided over the assets' estimated useful lives on the straight-line basis as follows:

            Buildings........................... 40 years
            Furniture and equipment.............  7 years

  Interest incurred during construction periods is capitalized as part of the building costs. Capitalized interest was $11,000 and $577,000 for the eleven months ended November 30, 1994 and the year ended December 31, 1995. There was no interest capitalized during the year ended December 31, 1993 or the month ended December 31, 1994.

  Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized.

  In March of 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 121 (FAS121) Accounting for Long-Lived Assets and Long-Lived Assets To Be Disposed Of;. The Company will implement FAS121 on January 1, 1996. The Company will determine if an asset has been impaired by analyzing the rental demand by geographical region to determine if future cash flows (undiscounted and without interest charge) is less than the carrying amount of the asset. If an impairment is determined to have occurred, an impairment loss will be recognized. For those assets the Company intends to hold and use, the fair value of the asset will be used in its calculation.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash on deposit and debt securities held at financial institutions with maturities of three months or less at the date of purchase (Note 5).

DEFERRED FINANCING COSTS

  Financing costs included in other assets are deferred and amortized to interest expense over the term of the related debt using the straight-line method.

ORGANIZATIONAL COSTS

  The Company capitalized organizational costs incurred from the Company's inception (July 19, 1994) to December 1, 1994. Organizational costs of $35,000, were amortized over a one-year period commencing December 1, 1994. Amortization expense of $3,000 and $32,000 is reflected in the month ended December 31, 1994 and the year ended December 31, 1995.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

GOODWILL

  Costs in excess of fair value of the net assets acquired at date of acquisition have been recorded as goodwill and are being amortized over 15 years on a straight-line basis. Management maintains an impairment review policy whereby the future economic benefit of the recorded balance is substantiated at the end of each reporting period based on the estimated undiscounted cash flows from operating activities compared with the carrying value of the goodwill. If the aggregate future cash flows are less than the carrying value, a write down would be required, measured by the difference between the undiscounted future cash flows and the carrying value of the goodwill.

INCOME TAXES

  The businesses comprising the Predecessor elected to be taxed as either S-Corporations or as Partnerships pursuant to the provisions of the Internal Revenue Code and, as such, were not individually subject to federal or state income taxes because their taxable income or loss accrues to individual shareholders or partners, respectively (See Note 7). The pro forma data reflects the income tax expense that would have been recorded had the Predecessor operated as a C-Corporation, subject to income taxes for these periods.

NET LOSS PER COMMON SHARE

  Net loss per common share has been calculated by dividing the net loss for the period by the weighted average common shares outstanding during the period.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board (FASB) Issued Statement of Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employee," in accounting for stock-based compensation issued to employees. The Statement encourages, but does not require financial reporting to reflect compensation expense for grants of stock, stock options and other equity instruments to employees based on change in the fair value of the underlying stock. The Company intends to continue to apply the existing accounting rules contained in APB Option No. 25, "Accounting for Stock Issued to Employees." While recognition for employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The Company will comply with the disclosure requirements beginning January 1, 1996.

2. ACQUISITION OF RESIDENCES

  In December 1994, the Company purchased two assisted living residences known as Aspen Court and Hillside House, from Madras and LCP for $1,705,000 and $2,173,000, respectively (including closing costs of $20,000 and $9,000, respectively). The Company paid $2,764,000 cash and assumed $1,114,000 of long-term notes (see Note 6).

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to assets based on estimated fair value at date of acquisition. Allocation of the cash purchase price is summarized as follows (in thousands):

                              ASPEN COURT HILLSIDE HOUSE  TOTAL
                              ----------- -------------- -------
   Property and equipment....   $ 1,328       $1,900     $ 3,228
   Goodwill..................       186          225         411
   Fair value in excess of
    historical cost..........       191           48         239
   Long-term debt............    (1,114)                  (1,114)
                                -------       ------     -------
     Total cash purchase
      price..................   $   591       $2,173     $ 2,764
                                =======       ======     =======

  The Company's president beneficially owned 48% of the common stock of the Company prior to the purchase of these residences and was the sole shareholder of CCL, Sub, Inc. who managed the day-to-day operations of Aspen Court under a management agreement. The president also held a 30% interest in Madras, and with her husband, together owned a 17.5% interest in LCP, the predecessor entities which sold these residences to the Company. Because of the controlling interest in Aspen Court, the recorded value of Aspen Court was reduced by $112,000 representing the president's 30% interest in the excess of Aspen Court's appraised value over its historical cost of $1,068,000. This amount has been charged directly to shareholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions " in the accompanying financial statements.

  Goodwill of $186,000 and $225,000 related to Aspen Court and Hillside House, respectively, represents the excess of purchase price ($1,705,000 and $2,173,000, respectively) over appraised value ($1,440,000 and $1,900,000, respectively). Goodwill related to Aspen Court and Hillside House has been reduced by $79,000 and $48,000, respectively, in order to reflect a reduction for the president's 30% interest in Madras and 17.5% interest in LCP. The aggregate reduction of $127,000 has also been charged directly to shareholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions" in the accompanying financial statements. Amortization of goodwill was $2,000 and $28,000 for the month ended December 31, 1994 and the year ended December 31, 1995, respectively.

3. LEASES

  In December 1994, the Company entered into agreements to lease four additional assisted living residences in Oregon. The leases which have fixed terms of ten years have been accounted for as operating leases (the "Oregon Leases"). Aggregate deposits on these properties as of December 31, 1995 was $59,000 which is reflected in other assets in the accompanying financial statements. In addition during 1995, the Company completed the sale of five Texas facilities under sell and leaseback arrangements. The Company sold the facilities for approximately $8.7 million and leased them back over initial terms ranging from twelve to fifteen years. The transactions produced a gain of $153,000 which was deferred and is being amortized over the lease period. Building rent is recorded on a straight-line basis for the residences which have a specified rent increase. Building rent is recorded as incurred for the residences which have annual increases based on increases in the consumer price index.

  In connection with the Oregon Leases, the Company entered into a "Lease Approval Agreement" with the State of Oregon, Housing and Community Services Department (OHCS) and the lessor of the residences, pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements (see Notes 5 and 6) to which the lessor is a party.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  As of December 31, 1995, future minimum lease payments under operating leases are as follows (in thousands):

         1996............................................. $ 1,600
         1997.............................................   1,638
         1998.............................................   1,673
         1999.............................................   1,713
         2000.............................................   1,753
         Thereafter.......................................  13,723
                                                           -------
                                                           $22,100
                                                           =======

4. PROPERTY AND EQUIPMENT

  The Company's property and equipment are stated at cost and consist of the following at December 31, 1994 and December 31, 1995 (in thousands):

                                                                  1994   1995
                                                                 ------ -------
   Land......................................................... $  162 $ 1,747
   Buildings....................................................  2,969  25,804
   Equipment....................................................     69     214
   Furniture....................................................     54     681
                                                                 ------ -------
     Sub-total..................................................  3,254  28,446
   Less accumulated depreciation................................      8     163
                                                                 ------ -------
     Total...................................................... $3,246 $28,283
                                                                 ====== =======

  Land and buildings and certain furniture and equipment relating to three Oregon residences serve as collateral for long-term debt (see Note 6). Depreciation expense was $100,000, $105,000, $8,000, and $200,000 in the year ended December 31, 1993, eleven months ended November 30, 1994, month ended December 31, 1994, and year ended December 31, 1995, respectively.

 Construction In Process

  As of December 31, 1995, the Company has entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, twenty-two undeveloped sites in Texas, Washington, New Jersey and Oregon for an aggregate purchase price of approximately $2.8 million. The Company has paid initial deposits relating to these sites and or has entered into agreements to purchase and has completed or is in the process of completing demographic analyses and initial architectural plans for these sites for purposes of building assisted living residences. In addition, the Company has purchased land in Texas and Washington for twenty-one sites and has commenced development of residences. As of December 31, 1995, the Company had capitalized all costs incurred in connection with the development of these properties, consisting of the following (in thousands):

                                                                   1994  1995
                                                                   ---- -------
   Land purchased................................................. $151 $ 2,402
   Earnest money deposits.........................................   36      61
   Other costs, including legal fees, building permits and other
    development costs.............................................   93  10,612
                                                                   ---- -------
     Total........................................................ $280 $13,075
                                                                   ==== =======

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. OTHER ASSETS

  Pursuant to lease agreements, residents are required to provide security deposits, and in certain cases, the last months rent. Such deposits have been recorded as other current assets which are restricted as to use by the Company. The Company has recorded a liability for these deposits, which is reflected in other current liabilities in the financial statements.

  Under the terms of the debt agreements with the OHCS, the Company is required to maintain escrow deposits for insurance, taxes and building replacements. Such escrow deposits totaled $66,000 and $42,000 as of December 31, 1994 and December 31, 1995, respectively and have been classified as other assets and are restricted as to use by the Company (Note 6). In addition, the Company is required to maintain a contingency escrow reserve for a three year period or such longer period as determined by the State of Oregon. As of December 31, 1995, the contingency escrow reserve for the two State of Oregon loans held in the Company's name was $100,000. These escrow deposits are restricted to use by the Company in residence operations pursuant to regulatory agreements and are recorded in other assets.

  In August of 1995, the Company entered into an agreement with a Bank that provided interim construction financing to the developer of three residences in Washington. The Company has agreed to purchase these three residences for approximately $7 million once construction is completed. Under the terms of the agreement, the Company purchased a $1.1 million certificate of deposit which is being held by the bank as security. These funds will be released by the Bank at such time that the Company completes the purchase of these residences. The restricted certificate of deposit is reflected under the caption other assets.

6. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Trust Deed Notes, payable to the State of Oregon
    Housing and Community Services Department.........    $1,113       $4,600
   Less current portion...............................       (12)         (47)
                                                          ------       ------
     Total............................................    $1,101       $4,553
                                                          ======       ======

  Trust Deed Notes consists of five trust deed notes payable to the OHCS, secured by buildings, land, furniture and fixtures of five Oregon residences, payable in monthly installments including interest at effective rates ranging from 7.375% to 8.9%. These notes have scheduled maturity dates ranging between January 2021 and October 2028. As of December 31, 1995, the following annual principal payments are scheduled (in thousands):

         1995.............................................. $   47
         1996..............................................     51
         1997..............................................     54
         1998..............................................     58
         1999..............................................     62
         Thereafter........................................  4,328

  Indebtedness of the Predecessor used to finance Huffman House, Juniper House, Rackleff House, and Brookside remained an obligation of previous owners and was not assumed by the Company. The Company has

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) entered into a lease approval agreement with OHCS and the lessor of the Oregon Leases which obligates the Company to comply with the terms and conditions of the underlying trust deed and regulatory agreements relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases, which as of December 31, 1994 and December 31, 1995, was $66,000 and $42,000, respectively and is reflected in other assets in the accompanying financial statements. In addition, for the loans in the Company's name, a contingency escrow account in the amount of 3% of the original loan balance is required. This account had a balance of $100,000 as of December 31, 1995 and is reflected in other assets in the accompanying financial statements (See Note 5). Distribution of any assets or income of any kind to the Company is limited to once per year after all reserve and loan payments have been made, and only after receipt of written authorization from OHCS.

  As of December 31, 1995, the Company was restricted from paying dividends on $63,000 and $17,000 of income and retained earnings, respectively, in accordance with the terms of the regulatory agreements with OHCS. As a further condition of the debt agreements, the Company is required to comply with the terms of certain Regulatory Agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code.

  There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

  On August 15, 1995, the Company sold, through a public offering, $20,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due August 15, 2005. The debentures are convertible at any time after the effectiveness of the registration statement filed by the Company and at or prior to maturity, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustments under certain circumstances. The net proceeds were used to fund development activities.

7. INCOME TAX INFORMATION

  The accompanying financial statements set forth the provision for income taxes for the Company and the Predecessor as follows: Effective December 1, 1994, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of an asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases. The Company is subject to federal and state income taxes and deferred income taxes for the cumulative difference between the financial statement amounts and the income tax bases of assets and liabilities.

  At December 31, 1995, the Company had a net operating loss carryforward of approximately $601,000 for income tax purposes. This loss will be carried forward and expires in the years 2009 and 2010. As such, no provision for income taxes has been recorded.

  The provision for income taxes for the Predecessor is based on the historical combined financial data of Madras Elder Care, LCP and ALF, as if the combined companies operated as a C-Corporation, and adopted the provisions of SFAS 109 on January 1, 1993. Had the Predecessor been taxed as a regular corporation during the years ended December 31, 1990 and 1991, no income tax provision would have been recorded because of the

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) operating losses of $83,000 and $51,000, respectively, that were generated during those years. The tax benefit from those losses would have been available for use in subsequent years to offset taxable income. The provision for income taxes for the year ended December 31, 1992 takes this net operating loss carryover into effect, effectively eliminating any tax liability for 1992. The 1993 tax provision was also reduced due to the remaining net operating loss carryforward utilized in 1993. Unaudited income taxes for each of the periods subsequent to December 31, 1992 for the Predecessor and audited income taxes for the Company are as follows (in thousands):

                                  PREDECESSOR         THE COMPANY  THE COMPANY
                           -------------------------- ------------ ------------
                                        ELEVEN MONTHS
                            YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED
                           DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                               1993         1994          1994         1995
                           ------------ ------------- ------------ ------------
   Current:
     Federal..............     $53           $70          $--          $--
     State................      13            16           --           --
   Deferred:
     Federal..............       1            (1)          --           --
     State................      --            --           --           --
                               ---           ---          ---          ---
                               $67           $85          $--          $--
                               ===           ===          ===          ===

  The provision for income taxes differs from the amount of income determined by applying the applicable U.S. statutory federal rate to pretax income as a result of the following differences:

                                    PREDECESSOR         THE COMPANY  THE COMPANY
                             -------------------------- ------------ ------------
                                          ELEVEN MONTHS
                              YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED
                             DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                                 1993         1994          1994         1995
                             ------------ ------------- ------------ ------------
   Statutory federal tax
    rate...................      34.0%        34.0%         34.0%        34.0%
   Increase (decrease) in
    rate from:
     State taxes, net of
      federal tax benefits.       5.0          6.9            --           --
     Benefit of operating
      loss carryforwards...     (10.3)          --            --           --
   Increase in valuation
    reserve................        --           --         (34.0)%      (34.0)%
     Other.................      (3.0)        (4.1)           --           --
                                -----         ----         -----        -----
   Effective tax rate......      25.7%        36.8%           --           --
                                =====         ====         =====        =====

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  An analysis of the tax differences at December 31, 1994 and December 31, 1995 for deferred tax assets and liabilities, consists of the following (in thousands):

                                                       THE COMPANY  THE COMPANY
                                                       ------------ ------------
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Deferred tax assets:
     Net operating loss...............................     $ 55        $ 231
     Deferred revenue.................................       --           59
     Other............................................       --           43
   Deferred tax liabilities:
     Depreciation.....................................       --          (92)
   Net deferred asset valuation reserve...............      (55)        (241)
                                                           ----        -----
   Deferred tax asset (liability).....................     $ --        $  --
                                                           ====        =====

8. RELATED PARTY TRANSACTIONS

THE COMPANY

  The Company leases four residences from Assisted Living Facilities, Inc.
(ALF), a related party (see Note 2). The Company's president's spouse owns a 25% interest in ALF. During the month ended December 31, 1994 and year ended December 31, 1995, the Company paid ALF aggregate lease deposits of $75,000 and $0, respectively and aggregate rentals of $37,000 and $734,000, respectively.

  In December of 1994, the Company purchased Aspen Court and Hillside Manor from Madras and LCP for $1,685,000 and $2,164,000 (including the assumption of $1,114,000 in debt, but excluding closing costs), respectively (See Note 2). Prior to the purchase, the president of the Company owned a 30% interest in Madras and, together with her spouse, owned a 50% partnership interest in Redbud Associates which held a 35% partnership interest in LCP. Subsequent to the purchase, neither the President nor her spouse have any ownership in Madras or LCP.

  Concepts in Community Living, Inc. (CCL) is a company that is owned 100% by the President. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000 of which 100% was capitalized in construction in process on the balance sheet. The direct costs incurred by CCL in performing these services was approximately $510,000.

PREDECESSOR

  The Predecessor residences operated under management agreements with CCL (the CCL Management Agreements). Under the terms of the CCL Management Agreements, CCL provided management and administrative support to the Predecessor and, as such, was entitled to reimbursement for accounting, marketing and other expenses incurred on behalf of the Predecessor. Fees paid to CCL under the CCL Management Agreements are reflected as management fees in the accompanying Statements of Operations.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

9. STOCK OPTION PLAN

  The Company has a Stock Option Plan (the "Plan") in which options may be granted as either incentive or non-qualified stock options. The Plan is administered by the Compensation Committee which sets the terms and provisions of options granted under the Plan. Incentive options may be granted only to officers or other full-time employees of the Company, while non-qualified options may be granted to directors, officers or other employees of the Company, or consultants who provide services to the Company. The Company has reserved 300,000 shares of common stock for deferred issuance under the plan.

  The following summarizes transactions regarding the nonqualified options for the year ended December 31, 1995.

                                                                   OPTION PRICE
                                                          SHARES   PER SHARE($)
                                                          -------  -------------
      Outstanding December 1, 1994.......................     --        --
      Options Granted.................................... 220,000  9.25
                                                          -------
      Outstanding December 31, 1994...................... 220,000  9.25
      Options Granted....................................  95,250  9.25 to 15.00
      Options Exercised..................................     --        --
      Options Canceled................................... (32,217) 9.25 to 15.00
                                                          -------
      Outstanding December 31, 1995...................... 283,033  9.25 to 15.00
                                                          =======

  In addition to the above, the Board of Directors have granted, subject to Shareholder Approval of the amendment to increase the number of shares covered by the plan from 300,000 to 600,000, 140,000 shares at $13.00 per share. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Such options vest three years from the date of issuance and are exercisable within seven to ten years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee at the option price designated by the Compensation Committee; however, incentive options cannot be less than the fair market value of the common stock on the date of grant. All options are nontransferable and subject to adjustment upon changes in capitalization by the Compensation Committee. The Board of Directors, at its option, may discontinue the Plan or amend the Plan at any time. At December 31, 1995, there were 64,445 shares which were exercisable.

10. SUBSEQUENT EVENTS

  As of March 28, 1996, the Company sold and leasedback eight assisted living residences in Washington and Texas for fixed terms ranging from twelve to twenty years at annual lease payments of $1.4 million to LTC Properties, Inc. In addition, the Company entered into agreements to sale and leaseback, once development has been completed, an additional three facilities located in Washington for approximately $7.1 million. The leases will have fixed terms of twenty years with initial annual lease payments of $596,400. The Company anticipates these transactions will close by June 30, 1996.

  As of March 28, 1996, the Company purchased an additional nine properties in Oregon and Texas at an aggregate purchase price of approximately $1.3 million to develop assisted living residences of which seven of the properties were subject to purchase as of December 31, 1995. In addition, the Company has entered into fourteen additional option agreements to acquire land for development, subject to completion of due diligence

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) and various other conditions, for an aggregate purchase price of approximately $1.5 million. Between January 1, 1996 and March 28, 1996, the Company had opened or had received Certificates of Occupancy on five additional residences since December 31, 1995.

11. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth the pro forma statement of operations of the Company for the years ended December 31, 1993 and 1994, as if the acquisition of the Predecessor's assets and the initial public offering had occurred at January 1, 1993 (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                --------------
                                                                 1993    1994
                                                                ------  ------
      Revenues................................................. $1,884  $2,053
      Operating income.........................................   (409)   (402)
      Interest expense--net....................................     85      84
      Net loss.................................................   (494)  ( 486)
      Loss per common share.................................... $ (.16) $ (.16)
      Weighted average common shares...........................  3,000   3,000

                 ASSISTED LIVING CONCEPTS, INC. AND SUBSIDIARY

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         (Unaudited)
                                                                          DECEMBER 31,    MARCH 31,
                 ASSETS                                                      1995           1996
                                                                          ----------     ----------
Current assets:
      Cash and cash equivalents                                              $ 7,335        $ 4,170
      Accounts receivable                                                        136            217
      Other current assets                                                       558            651
                                                                          ----------      ---------
       Total current assets                                                    8,029          5,038
                                                                          ----------      ---------
Property and equipment                                                        28,446         31,856
      Less accumulated depreciation                                              163            267
                                                                          ----------      ---------
      Property and equipment - net                                            28,283         31,589
                                                                          ----------      ---------
Construction in process (Note 2)                                              13,075         15,672
Goodwill                                                                         393            384
Other assets                                                                   3,766          4,711
                                                                          ----------      ---------

        Total assets                                                         $53,546        $57,394
                                                                          ----------      ---------
     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued expenses                                  $13,149        $11,340
      Current portion of long-term debt                                           47             89
                                                                          ----------      ---------
      Total current liabilities                                               13,196         11,429
Other non-current liabilities                                                    153            112
Mortgages payable                                                              4,553         10,350
Convertible subordinated debt                                                 20,000         20,000
                                                                          ----------      ---------
        Total liabilities                                                     37,902         41,891
                                                                          ----------      ---------

Shareholders' equity:
 Preferred Stock, $.01 par value; 1,000,000 shares authorized;
   none issued and outstanding
 Common Stock, $.01 par value; 40,000,000 shares authorized;
   3,000,000 and 3,004,734 shares issued and outstanding                          30             30
 Additional paid-in-capital                                                   16,492         16,538
 Fair market value in excess of historical cost of acquired net assets
   attributable to related party transactions                                   (239)          (239)
  Accumulated deficit                                                           (639)          (826)
                                                                          ----------      ---------

  Total shareholders' equity                                                  15,644         15,503
                                                                          ----------      ---------
    Total liabilities and shareholders' equity                               $53,546        $57,394
                                                                          ==========      =========

The accompanying notes are an integral part of these Financial Statements.

                         ASSISTED LIVING CONCEPTS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                        (Unaudited)
                                                         Three Months ended        Three Months ended
                                                           March 31, 1995            March 31, 1996
                                                         ------------------        ------------------
Revenues                                                       $  682                    $2,750
                                                               ------                    ------
Operating expenses:
   Residence operating expenses                                   449                     1,936
   Corporate general and administrative                           231                       215
   Building rentals                                               146                       560
   Depreciation and amortization                                   39                       217
                                                               ------                    ------
Total operating expenses                                          865                     2,928
                                                               ------                    ------
Operating loss                                                   (183)                     (178)
                                                               ------                    ------
Interest expense                                                   24                        29
Interest (income)                                                (180)                      (20)
                                                               ------                    ------
Interest expense (income) - net                                  (156)                        9
                                                               ------                    ------
Net loss                                                       $  (27)                   $ (187)
                                                               ======                    ======

Net loss per common share                                      $ (.01)                   $ (.06)
                                                               ======                    ======
Weighted average common shares outstanding                      3,000                     3,005

The accompanying notes are an integral part of these Financial Statements.

                         ASSISTED LIVING CONCEPTS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        (Unaudited)
                                                         Three Months ended        Three Months ended
                                                           March 31, 1995            March 31, 1996
                                                         ------------------        ------------------
OPERATING ACTIVITIES:
Net loss                                                     $    (27)                  $   (187)
Adjustment to reconcile net loss to net
  cash provided by operating activities:
  Depreciation and amortization                                    39                        217
Changes in other non-cash items:
  Accounts receivable                                             (13)                       (81)
  Other current assets                                             44                        (93)
  Other assets                                                    (46)                      (936)
  Accounts payable and accrued expenses                           893                     (1,809)
                                                             --------                   --------
Net cash provided by (used for) operating activities              890                     (2,889)
                                                             --------                   --------
INVESTING ACTIVITIES:
Purchases of property and equipment                            (3,162)                   (20,541)
                                                             --------                   --------
Net cash used for investing activities                         (3,162)                   (20,541)
                                                             --------                   --------
FINANCING ACTIVITIES:
Proceeds from long-term debt                                                               5,865
Proceeds from sale leasebacks                                                             14,380
Payments on long-term debt                                         (4)                       (26)
Proceeds from exercise of stock options                                                       46
                                                             --------                   --------
Net cash provided by (used for) financing activities               (4)                    20,265
                                                             --------                   --------
Net decrease in cash and cash equivalents                      (2,276)                    (3,165)
Cash and cash equivalents, beginning of period                 13,453                      7,335
                                                             --------                   --------

Cash and cash equivalents, end of period                     $  11,177                  $  4,170
                                                             =========                  ========
Supplemental disclosure of cash flow information:
  Cash payments for interest                                 $      24                  $    784
                                                             =========                  ========

The accompanying notes are an integral part of these Financial Statements.

                         ASSISTED LIVING CONCEPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its tenants.

The Company was organized in July 1994, initially capitalized through the sale of 500,000 shares of $0.01 par value common stock for $100,000. From July 19, 1994 to November 30, 1994, the date of its initial public offering, the Company began to put into place the management organization to commence operations and execute its strategy to expand the Company's business.

On November 22, 1994, the Company sold 2,000,000 shares of common stock at $9.25 per share in a public offering realizing net proceeds of $16,422,000. On December 1, 1994, the Company purchased two and leased four assisted living residences from Assisted Living Concepts Group ("the Predecessor") and commenced operations. As of March 31, 1996, the Company had received certificates of occupancy for 35 residences of which 26 had commenced operations.


Basis of Presentation

These financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The result of operations for the three-month period ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

2.  PROPERTY AND EQUIPMENT

Construction In Process

As of March 31, 1996, the Company had begun construction or had purchased land to begin construction on 22 parcels of land. The Company has also entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, 28 additional sites for approximately $3.1 million. In addition, the Company has entered into agreements to manage and or lease 3 additional sites once development has been completed by outside developers

As of March 31, 1996, the Company had capitalized all costs incurred in connection with the development of properties, and accordingly, construction in process consisted of the following (in thousands):

                                                     March 31, 1996
                                                     --------------
  Land purchased                                         $ 2,728
  Construction costs and architectural fees               10,504
  Other costs, including legal fees,
    building permits and other development costs           2,440
                                                     --------------
                                                         $15,672
                                                     ==============

During the quarter ended March 31, 1996, the Company capitalized $447,000 of interest costs relative to financing of construction in process. Of the 35 residences the Company had opened or had received certificates of occupancy, 18 were leased, 15 were owned (8 in Texas, 6 in Oregon and 1 in Washington) and 2 Washington residences were under agreements to purchase.

3.  LEASES

During the quarter ended March 31, 1996, the Company completed the sale of six Texas residences under sale and leaseback arrangements. The Company sold the residences for approximately $10,300,000, which approximates cost, and leased them back over initial terms of twelve years. The residences were leased back at an initial annual lease rate of approximately $1,047,000. In addition the Company completed the sale of two Washington residences under sale and leaseback arrangements. The Company sold the residences for approximately $4,080,000, which approximate costs, and leased them back over an initial term of twenty years. The residences were leased back at an initial annual lease rate of approximately $343,000. The above transactions were completed with LTC Properties, Inc., the Chairman and President of which are members of the Board of Directors and Shareholders of the Company.

In addition, the Company completed a lease agreement for one Oregon residence with an initial term of fifteen years at an initial annual rate of $208,200.

4.  LONG-TERM DEBT

During the quarter ended March 31, 1996, the Company closed three loans with the State of Oregon Housing and Community Service Department for $5,865,000. The loans, which bear interest at a rate of 7.375%, have terms of 30 years and monthly principal and interest payments of $40,510. The Company is also required to make deposits into an interest bearing account of $10,990 per month for insurance, real estate taxes and replacement reserves.

5.  SUBSEQUENT EVENTS AND COMMITMENTS

The Company has entered into agreements to sell and leaseback, once development has been completed, an additional three residences located in Washington for approximately $7.1 million. The leases will have fixed terms of twenty years with initial annual lease payments of $596,400. The Company anticipates these transactions will close by June 30, 1996.

The Company completed the sale of eight Texas residences under sale and leaseback arrangements. The Company sold the residences for approximately $16.4 million, which approximates cost, and leased them back over terms ranging from twelve to fifteen years. The residences were leased back at an annual lease rate of approximately $1,773,700.

NO DEALER, SALESPERSON OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS IN CONNECTION WITH                    $20,000,000
THIS OFFERING MUST NOT BE RELIED UPON               7% CONVERTIBLE
AS HAVING BEEN AUTHORIZED BY THE               SUBORDINATED DEBENTURES
COMPANY OR BY ANY SELLING                               DUE 2005
DEBENTUREHOLDER.  THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A                1,333,333 SHARES
SOLICITATION OF AN OFFER TO BUY ANY OF                COMMON STOCK
THE SECURITIES OFFERED HEREBY BY
ANYONE IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION.  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE OF THIS
PROSPECTUS.

        ______________________                       ASSISTED LIVING
                                                      CONCEPTS, INC.
          TABLE OF CONTENTS

                                     PAGE
Available Information............       2
Prospectus Summary...............       3
Risk Factors.....................       7
Use of Proceeds..................      13
Price Range of Common Stock......      13
Dividend Policy..................      14
Capitalization...................      14
Selected Financial Data..........      15
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.......      16
Business.........................      24
Management.......................      32         ___________________
Certain Transactions.............      37
Principal Stockholders and                             PROSPECTUS
 Management Ownership............      38         ___________________
Selling Debentureholders.........      39
Description of Capital Stock.....      41
Shares Eligible for Future Sale..      43            June __, 1996
Plan of Distribution.............      43
Description of Debentures........      45
Legal Matters....................      50
Experts..........................      50
Index to Financial Statements....     F-1

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.


SEC Registration Fee....................   $  6,897
AMEX Listing Fee (Conversion Shares)....     10,000
Printing and Engraving Expenses.........     20,000
Legal Fees and Expenses.................     25,000
Accounting Fees and Expenses............     30,000
Registrar and Transfer Agent Fees and         5,000
 Expenses...............................
Miscellaneous Expenses..................      5,103
                                           --------
   Total................................    102,000
                                           ========


     All of the costs identified above will be paid by the Company.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's Bylaws.

     In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (u) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Article III, Section 13 of the By-Laws is not paid in full within ninety
(90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article III, Section 13 of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13 of the By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 15, 1995, the Company issued $20,000,000 aggregate principal amount of the Debentures in a private placement to certain institutional investors and individual accredited investors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Exhibit No.    Description of Exhibit
- -----------    ----------------------
     2.1       Merger Agreement between the Company and CCL Sub, Inc.
               (Incorporated by reference to the same titled exhibit to the
               Company's Registration Statement on Form S-1, File No. 33-83938).

     2.2 Agreement and Plan of Corporate Separation and Reorganization between Concepts in Community Living, Inc. and Keren Wilson
               (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

     2.3 Assignment, Bill of Sale, License, and Assumption Agreement between Concepts in Community Living, Inc. and CCL Sub, Inc
               (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

     2.4       Purchase Agreement between the Company and Lincoln City Limited
               Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-
               83938).

     2.5       Letter Purchase Agreement between the Company and Madras Senior
               Residence, LRW Partners, Keren Brown Wilson and Mr. Joseph Hughes
               (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

     3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's
               Registration Statement on Form S-1, File No. 33-83938).

     3.2 Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form
               S-1, File No. 33-83938).

Exhibit No.    Description of Exhibit
- -----------    ----------------------

     4.1 Indenture, dated as of August 15, 1995, between the Company and Harris Trust and Savings Bank, as Trustee, in respect of the Company's 7.0% Convertible Subordinated Debentures due 2005
               (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended
               September 30, 1995, File No. 1-13498).

     4.2       Form of 7.0% Convertible Subordinated Debentures due 2005
               (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended
               September 30, 1995, File No. 1-83938).

     4.3 Registration Rights Agreement, dated as of August 2, 1995, between the Company and the initial purchasers of its 7.0%
               Convertible Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly
               Report on Form 10-Q for the period ended September 30, 1995, File
               No. 1-83938).

     5.1       Opinion of Latham & Watkins

     5.2       Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey

     10.1 Stock Option Plan of the Company incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File
               No. 33-83938.

     10.2 Employment Agreement between the Company and Keren B. Wilson incorporated by referenced exhibit to the Company's Registration
               Statement on Form S-1 File No. 33-83938.

     10.3 Employment Agreement between the Company and Stephen J. Toth incorporated by referenced exhibit to the Company's Registration
               Statement on Form S-1 File No. 33-83938.

     10.4      Lease Agreement between the Company and Assisted Living
               Facilities, Inc. regarding Rackleff House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

     10.5      Lease Agreement between the Company and Assisted Living
               Facilities, Inc. regarding Juniper House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

     10.6      Lease Agreement between the Company and Assisted Living
               Facilities, Inc. regarding Huffman House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

     10.7      Lease Agreement between the Company and Assisted Living
               Facilities, Inc. regarding Brookside House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

     10.8 Amendment to 1994 Stock Option Plan incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-8, File No. 333-2352.

     12.1      Computation of Earnings to Fixed Charges

Exhibit No.    Description of Exhibit
- -----------    ----------------------
     23.1      Consent of Latham & Watkins (included in Exhibit 5.1)

     23.2      Consent of Schreck, Jones, Bernhard, Woloson & Godfrey
               (included in Exhibit 5.2)

     23.3      Consent of Price Waterhouse LLP

     23.4      Consent of KPMG Peat Marwick LLP

     24.1      Power of Attorney (included on Page II-6)

     25.1      Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of the Trustee (filed under separate cover)

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated be reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(d)(2) of the Act.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon, as of the 31st day of May 1996.

                              ASSISTED LIVING CONCEPTS, INC.

                              By:  /s/ Keren B. Wilson
                                  ---------------------------------------------
                                    Keren B. Wilson
                                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:


     Signatures                         Title                             Date
     ----------                        -------                          --------
/s/ Keren B. Wilson                    Director, President and          May 31, 1996
- -----------------------------------    Chief Executive Officer
    Keren B. Wilson                    (Principal Executive Officer)


 /s/ Stephen Gordon                   Senior Vice President             May 31, 1996
- -----------------------------------   and Chief Financial
     Stephen Gordon                   Officer (Principal Financial
                                      and Accounting Officer)

               *                      Chairman of the                   May 31, 1996
- -----------------------------------   Board of Directors
      William McBride III

               *                      Director                          May 31, 1996
- -----------------------------------
      Andre C. Dimitriadis

                                      Director                          May 31, 1996
- -----------------------------------
          Richard C. Ladd

               *                      Director                          May 31, 1996
- -----------------------------------
        Bradley G. Razook

* By:  /s/ Keren B. Wilson
       ----------------------------
           Attorney-in-Fact

                                     II-7
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                                 EXHIBIT INDEX
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
Exhibit                                                                           Sequential
   No.                   Description of Exhibit                                     Page No.
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
  2.1     Merger Agreement between the Company and CCL Sub, Inc. (Incorporated by reference to the same titled exhibit to the Company's Registration
          Statement on Form S-1, File No. 33-83938).

  2.2     Agreement and Plan of Corporate Separation and Reorganization between
          Concepts in Community Living, Inc. and Keren Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration
          Statement on Form S-1, File No. 33-83938).

  2.3     Assignment, Bill of Sale, License, and Assumption Agreement between
          Concepts in Community Living, Inc. and CCL Sub, Inc (Incorporated by reference to the same titled exhibit to the Company's Registration
          Statement on Form S-1, File No. 33-83938).

  2.4     Purchase Agreement between the Company and Lincoln City Limited
          Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

  2.5     Letter Purchase Agreement between the Company and Madras Senior
          Residence, LRW Partners, Keren Brown Wilson and Mr. Joseph Hughes
          (Incorporated by reference to the same titled exhibit to the Company's
          Registration Statement on Form S-1, File No. 33-83938).

  3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

  3.2 Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No.
          33-83938).

  4.1     Indenture, dated as of August 15, 1995, between the Company and Harris
          Trust and Savings Bank, as Trustee, in respect of the Company's 7.0%
          Convertible Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No.
          1-83938).

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
Exhibit                                                                           Sequential
   No.                   Description of Exhibit                                     Page No.
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
  4.2     Form of 7.0% Convertible Subordinated Debentures due 2005
          (Incorporated by reference to the same titled exhibit to the Company's
          Quarterly Report on Form 10-Q for the period ended September 30, 1995,
          File No. 1-83938).

  4.3     Registration Rights Agreement, dated as of August 2, 1995, between the
          Company and the initial purchasers of its 7.0% Convertible
          Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).

  5.1     Opinion of Latham & Watkins

  5.2     Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey

  10.1 Stock Option Plan of the Company incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

  10.2 Employment Agreement between the Company and Keren B. Wilson incorporated by referenced exhibit to the Company's Registration
          Statement on Form S-1 File No. 33-83938.

  10.3 Employment Agreement between the Company and Stephen J. Toth incorporated by referenced exhibit to the Company's Registration
          Statement on Form S-1 File No. 33-83938.

  10.4    Lease Agreement between the Company and Assisted Living Facilities,
          Inc. regarding Rackleff House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

  10.5    Lease Agreement between the Company and Assisted Living Facilities,
          Inc. regarding Juniper House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

  10.6    Lease Agreement between the Company and Assisted Living Facilities,
          Inc. regarding Huffman House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

  10.7    Lease Agreement between the Company and Assisted Living Facilities,
          Inc. regarding Brookside House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1 File No. 33-83938.

  10.8    Amendment to 1994 Stock Option Plan incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form
          S-8, File No. 333-2352.
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
Exhibit                                                                           Sequential
   No.                   Description of Exhibit                                     Page No.
- -------                  ----------------------                                   -----------
  12.1    Computation of Earnings to Fixed Charges

  23.1    Consent of Latham & Watkins (included in Exhibit 5.1)

  23.2    Consent of Schreck, Jones, Bernhard, Woloson & Godfrey
          (included in Exhibit 5.2)

  23.3    Consent of Price Waterhouse LLP

  23.4    Consent of KPMG Peat Marwick LLP

  24.1    Power of Attorney (included on Page II-6)

  25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of the Trustee (Previously filed)
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